SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)
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Filed by a Party other than the Registrant    ☐
Check the appropriate box:
☐     Preliminary Proxy Statement
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☑     Definitive Proxy Statement
☐     Definitive Additional Materials
☐     Soliciting Material Pursuant to Rule 14a-11c or Rule 14a-12
Human Genome Sciences, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement)
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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(2)	Form, Schedule or Registration Statement No.:

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EXPLANATION: The Company is filing an amended Schedule 14A to correct the formatting of the “Grants of Plan-Based Awards” table.

HUMAN GENOME SCIENCES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held May 6, 2009

To the Stockholders of Human Genome Sciences, Inc.:

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of Human Genome Sciences, Inc., a Delaware corporation (the “Company”), will be held at the Gaithersburg Marriott Washingtonian Center, 9751 Washingtonian Boulevard, Gaithersburg, Maryland 20878 on Wednesday, May 6, 2009 at 9:30 a.m., local time, for the following purposes:

1.	To elect all ten directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and shall qualify.

2.	To approve the Company’s Amended and Restated Stock Incentive Plan.

3.	To approve an amendment and restatement of the Company’s Employee Stock Purchase Plan.

4.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.

5.	To act upon any other matter which may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors of the Company has fixed the close of business on March 13, 2009 as the record date for determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting. A list of the stockholders as of the record date will be available for inspection by stockholders at the Company’s corporate headquarters during business hours for a period of ten days prior to the Annual Meeting.

Your attention is directed to the attached Proxy Statement and the Annual Report of the Company for the fiscal year ended December 31, 2008.

By Order of the Board of Directors,

James H. Davis, Secretary

Rockville, Maryland
March 24, 2009

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY, OR VOTE OVER THE INTERNET OR BY TELEPHONE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

HUMAN GENOME SCIENCES, INC.
14200 Shady Grove Road
Rockville, Maryland 20850

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy Statement is being furnished to stockholders of Human Genome Sciences, Inc., a Delaware corporation (the “Company”, “we”, “us”, or “our”), in connection with the solicitation by our Board of Directors of proxies for use at our Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Gaithersburg Marriott Washingtonian Center, 9751 Washingtonian Boulevard, Gaithersburg, Maryland 20878 on Wednesday, May 6, 2009 at 9:30 a.m., local time, and at any adjournment or postponement thereof.

Solicitation

The solicitation is being made primarily through the mail, but our directors, officers and employees may also engage in the solicitation of proxies by telephone. We have retained the services of Georgeson Shareholder Communications, Inc. to assist in soliciting proxies. Georgeson Shareholder Communications, Inc. will solicit proxies by personal interview, telephone, facsimile and mail. It is anticipated that the fee for those services will not exceed $7,500 plus reimbursement for out-of-pocket expenses. The cost of soliciting proxies will be borne by us. Other than the compensation of Georgeson Shareholder Communications, Inc., no compensation will be paid by us in connection with the solicitation of proxies, except that we may reimburse brokers, custodians, nominees and other record holders for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners.

This Proxy Statement and the accompanying form of proxy are being sent to stockholders on or about March 24, 2009.

Revocation of Proxies

A proxy may be revoked at any time prior to its exercise by the filing of a written notice of revocation with our Secretary, by delivering to us a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need documentation from your record holder stating your ownership as of March 13, 2009 in order to vote personally at the Annual Meeting.

Quorum and Voting Requirements

The close of business on March 13, 2009 has been fixed by our Board of Directors as the record date (the “Record Date”) for determining the stockholders entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 135,818,762 shares of our common stock, $0.01 par value per share (the “Common Stock”), outstanding. The presence at the Annual Meeting, in person or by a proxy relating to any matter to be acted upon at the meeting, of a majority of the outstanding shares, or 67,909,382 shares, is necessary to constitute a quorum for the Annual Meeting. Each outstanding share is entitled to one vote on all matters. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the meeting in person or by proxy and who abstain, including brokers holding customers’ shares of record who cause abstentions to be recorded at the Annual Meeting, are considered stockholders who are present and entitled to vote and they count toward the quorum. In the event that there are not sufficient votes for a quorum or to approve any proposal at the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. “Broker non-votes” mean the votes that could have been cast on the matter in question if the brokers had received instructions from their customers and as to which the brokers have notified us on a proxy form in accordance with industry practice or have otherwise advised us that they lack voting authority.

Directors are elected by a plurality and nominees who receive the most votes will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election. On all other matters, the affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote on the matter is required to approve such matter. On such matters, broker non-votes are not considered shares entitled to vote on the matter and therefore will not be taken into account in determining the outcome of the vote on the matter. Abstentions are considered shares entitled to vote on the matter and therefore will have the effect of a vote against the matter.

All outstanding shares of our Common Stock represented by valid and unrevoked proxies received in time for the Annual Meeting will be voted. A stockholder may, with respect to the election of directors, (1) vote for the election of the named director nominees, (2) withhold authority to vote for all such director nominees or (3) vote for the election of all such director nominees other than any nominee with respect to whom the stockholder withholds authority to vote by writing the number designating such nominee’s name on the proxy card in the space provided. A stockholder may, with respect to each other matter specified in the notice of the meeting, (1) vote “FOR” the matter, (2) vote “AGAINST” the matter or (3) “ABSTAIN” from voting on the matter. Shares will be voted as instructed in the accompanying proxy on each matter submitted to stockholders. If no instructions are given on a validly signed and returned proxy, the shares will be voted FOR the election of the named director nominees, FOR the approval of our Amended and Restated Stock Incentive Plan, FOR the approval of the amendment and restatement of our Employee Stock Purchase Plan and FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm.

The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Return of a valid proxy, however, confers on the designated proxy holders the discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournment or postponement thereof. Proxies solicited hereby will be tabulated by the inspector of election designated by the Board of Directors.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 6, 2009.

The Company’s Proxy Statement for the 2009 Annual Meeting of Stockholders and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 are available at www.proxyvote.com.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1.  ELECTION OF DIRECTORS

The directors listed below have been nominated for election to hold office until the next Annual Meeting or until their successors are elected and shall qualify.

The persons named in the enclosed proxy intend to vote properly executed and returned proxies FOR the election of all nominees proposed by the Board of Directors unless authority to vote is withheld. In the event that any nominee is unable or unwilling to serve, the persons named in the proxy will vote for such substitute nominee or nominees as they, in their discretion, shall determine. The Board of Directors has no reason to believe that any nominee named herein will be unable or unwilling to serve.

Set forth below is information concerning the nominees.

		Director	Principal Occupation and Business Experience
Name	Age	Since	During the Past Five Years

Richard J. Danzig	64	2001	Member of our Audit Committee. Consultant to U.S. government on biological terrorism and Chairman of the Board of Directors of The Center for a New American Security. Mr. Danzig is a Senior Advisor to the Center for Strategic and International Studies and the Center for Naval Analyses. He is also a member of the U.S. Military Southern Command Advisory Board. He serves on the Boards of Directors of National Semiconductor Corporation, Saffron Hill Ventures and the Partnership for Public Service. He served as Secretary of the Navy from 1998 to 2001 and as Under Secretary of the Navy from 1993 to 1997. He was a Traveling Fellow of the Center for International Political Economy and an Adjunct Professor at Syracuse University’s Maxwell School of Citizenship & Public Affairs between 1997 and 1998. He was a partner in the law firm of Latham & Watkins from 1981 to 1993.

Jürgen Drews, M.D.	75	1998	Member of our Nominating and Governance Committee. Dr. Drews served as Chairman and Partner of International Biomedicine Management Partners, Basel, Switzerland, from 1997 to 2001, Managing Partner of Bear Stearns Health Innoventures from 2001 to 2004, member of the Executive Committee of the Roche Group, Hoffman-La Roche, Inc., from 1986 until his retirement in 1998, President, Global Research for the Roche Group from 1996 until 1998 and President, International Research and Development at the Roche Group from 1991 until 1996. Before joining Roche in 1985, Dr. Drews was Head of International Pharmaceutical Research and Development of Sandoz, Ltd. in Basel, Switzerland. Dr. Drews serves as Chairman of the Board of Directors of GPC-biotech AG and is a member of the Board of Directors of MorphoSys GmbH, both in Munich, Germany.

		Director	Principal Occupation and Business Experience
Name	Age	Since	During the Past Five Years

Maxine Gowen, Ph.D.	50	2008	Member of our Nominating and Governance Committee. Dr. Gowen is the President and Chief Executive Officer of Trevena, Inc., a privately-held drug discovery company. Prior to joining Trevena, Dr. Gowen was Senior Vice President of GSK’s Center of Excellence for External Drug Discovery. In that position, Dr. Gowen built and led a new R&D division with a mission to create a drug discovery portfolio through business development alliances with innovative healthcare companies. She joined GSK in 1992 to lead the Musculoskeletal Diseases Division, where she initiated and led a number of preclinical and clinical development programs. Before GSK, Dr. Gowen was Senior Lecturer and Head, Bone Cell Biology Group, Department of Bone and Joint Medicine, of the University of Bath, U.K. Dr. Gowen has been honored with a number of research awards and prizes, has authored more than 125 peer-reviewed publications, reviews and book chapters, and holds a number of patents. She received her Ph.D. from the University of Sheffield, U.K., an M.B.A. with academic honors from The Wharton School of the University of Pennsylvania, and a B.Sc. with Honors in Biochemistry from the University of Bristol, U.K.

Tuan Ha-Ngoc	57	2005	Chair of our Audit Committee and member of our Compensation Committee. Mr. Ha-Ngoc is President and CEO of AVEO Pharmaceuticals, Inc., a privately-held biopharmaceutical company focused on the discovery and development of novel cancer therapeutics. From 1999 to 2002, he was co-founder, President and CEO of deNovis, Inc., an enterprise-scale software development company for the automation of healthcare administrative functions. From 1998 to 1999, Mr. Ha-Ngoc was Corporate Vice President of Strategic Development for Wyeth, following Wyeth’s acquisition of Genetics Institute, where Mr. Ha-Ngoc served as Executive Vice President with responsibility for corporate development, commercial operations and European and Japanese operations. Prior to joining Genetics Institute in 1984, Mr. Ha-Ngoc held various marketing and business positions at Baxter Healthcare, Inc. He received his M.B.A. degree from INSEAD and his Master’s degree in pharmacy from the University of Paris, France. Mr. Ha-Ngoc serves on the Board of Directors of AVEO Pharmaceuticals, Inc., and on the Boards of Directors of a number of academic and nonprofit organizations, including the Harvard School of Dental Medicine, the Tufts School of Medicine, the Boston Philharmonic Orchestra, and the International Institute of Boston.

		Director	Principal Occupation and Business Experience
Name	Age	Since	During the Past Five Years

A. N. “Jerry” Karabelas, Ph.D.	56	2002	Chairman of the Board and member of our Compensation Committee. Dr. Karabelas has been a Partner of Care Capital LLC since 2001. He served as Founder and Chairman of Novartis BioVenture Fund from 2000 to 2001, Head of Healthcare and CEO of Worldwide Pharmaceuticals at Novartis, AG from 1998 to 2000, Executive Vice-President, Pharmaceuticals at SmithKline Beecham from 1997 to 1998, President, North American Pharmaceuticals at SmithKline Beecham from 1993 to 1997, and Vice President of U.S. Marketing, SmithKline Beecham, from 1990 to 1993. Dr. Karabelas is a Visiting Committee Member of MIT Health Studies & Technology, member of the Board of Directors of SkyePharma PLC, Chairman of Nitromed, Inc., member of the Board of Directors of Cyreniac Pharmaceutical, Inc., Minster Pharmaceuticals plc., Chairman of Vanda Pharmaceuticals Inc., and member of the Board of Directors of Inotek, Inc.

John L. LaMattina, Ph.D.	59	2008	Member of our Compensation Committee. Dr. LaMattina served as Senior Vice President, Pfizer Inc., and President, Pfizer Global Research & Development from 2003 to 2007. Dr. LaMattina joined Pfizer Inc. in 1977 and held positions of increasing responsibility for Pfizer Central Research, including Vice President of U.S. Discovery Operations in 1993, Senior Vice President of Worldwide Discovery Operations in 1998 and Senior Vice President of Worldwide Development in 1999. Dr. LaMattina serves on the Board of Directors of Neurogen Corporation, the Board of Trustees of Boston College, the Board of Directors of the Terri Brodeur Breast Cancer Foundation, the Scientific Advisory Board of Trevena, Inc. and as the Chair of the Strategic Advisory Committee for Bilcare Corporation. He holds a number of U.S. patents and is the author of a number of scientific publications, including a book entitled: “Drug Truths — Dispelling the Myths of Pharma R&D”. He graduated cum laude from Boston College with a B.S. in Chemistry and received a Ph.D. in Organic Chemistry from the University of New Hampshire.

		Director	Principal Occupation and Business Experience
Name	Age	Since	During the Past Five Years

Augustine Lawlor	52	2004	Chairman of our Compensation Committee and member of our Audit Committee. Mr. Lawlor is the Managing Partner of HealthCare Ventures LLC. Prior to joining HealthCare Ventures in 2000, Mr. Lawlor served as Chief Operating Officer of LeukoSite from 1997 to 2000. Before joining LeukoSite, Mr. Lawlor served as Chief Financial Officer and Vice President of Corporate Development of Alpha-Beta Technology. He was previously Chief Financial Officer and Vice President, Business Development, of BioSurface Technology. Mr. Lawlor serves on the Board of Directors of a number of private companies, including: Catalyst; Dynogen Pharma, Inc.; GlobeImmune, Inc.; FoldRx Pharmaceuticals, Inc.; Replidyne, Inc.; Promedior, Inc; Synovex; U.S. Genomics, Inc.; VaxInnate, Corp.; and the Slater Center for Biomedical Technology. He received a B.A. degree from the University of New Hampshire, where he was elected to Phi Beta Kappa, and received a master’s degree in management from Yale University.

David P. Southwell	48	2008	Member of our Audit Committee. Mr. Southwell served as Executive Vice President and Chief Financial Officer at Sepracor Inc. from 1995 to May 2008. Mr. Southwell served as Senior Vice President and Chief Financial Officer at Sepracor from 1994 to 1995. Prior to his employment with Sepracor, Mr. Southwell was employed by Lehman Brothers Inc., in various positions within the investment bank division, most recently in the position of Vice President. Mr. Southwell is Chairman of the Board of BioSphere Medical, serves as a director of PTC Therapeutics, Inc., and serves as head of the MBA Advisory Board, and as a member of the Board of Overseers, of the Tuck School at Dartmouth College. He received a B.A. from Rice University and an M.B.A. at the Tuck School of Business at Dartmouth College.

H. Thomas Watkins	56	2004	Serves as our Chief Executive Officer, President and as a director. Mr. Watkins joined us in 2004. From 1998 to 2004, he served as President of TAP Pharmaceutical Products, Inc. He was employed by Abbott Laboratories from September 1985 to August 1998 in various positions in the Pharmaceutical Products Division, Diagnostics Division and Health Systems Division. Mr. Watkins serves on the Boards of Directors of Vanda Pharmaceuticals, Inc., the U.S. Chamber of Commerce, the Biotechnology Industry Organization (BIO), and the National Symphony Orchestra. Mr. Watkins is a Trustee of The College of William and Mary Foundation and a member of the Board of Trustees of The Mason School of Business of The College of William and Mary. Mr. Watkins is also a member of the Board of Visitors of the University of Maryland Biotechnology Institute. Mr. Watkins holds a masters degree in Business Administration from the University of Chicago Graduate School of Business and a bachelor’s degree in Business Administration from the College of William & Mary.

		Director	Principal Occupation and Business Experience
Name	Age	Since	During the Past Five Years

Robert C. Young, M.D.	69	2005	Chair of our Nominating and Governance Committee. Dr. Young is Chancellor of Fox Chase Cancer Center in Philadelphia, Pennsylvania, and formerly served as President of Fox Chase from 1988 to 2007. From 1974 to 1988, he was employed at the National Cancer Institute as Chief, Medical Branch. Dr. Young is Chairman of the Board of Scientific Advisors of the National Cancer Institute (NCI) and formerly served on the National Cancer Policy Board at the Institute of Medicine. He is a past President of the American Society of Clinical Oncology (ASCO), the American Cancer Society and the International Gynecologic Cancer Society. He was awarded ASCO’s Distinguished Service Award for Scientific Leadership in 2004 and was co-recipient of the 2002 Bristol-Myers Squibb Award for Distinguished Achievement in Cancer Research for his research in ovarian cancer. He also serves on the Board of Directors of West Pharmaceutical Services, Inc., and is past Chairman of the Comprehensive Cancer Network. Dr. Young serves as Chairman of the editorial board of Oncology Times. Dr. Young received his B.Sc. degree in zoology in 1960 from Ohio State University and his M.D. in 1965 from Cornell University Medical College. Following his internship at New York Hospital, he completed his residency at NCI and Yale-New Haven Medical Center. He is board-certified in internal medicine, hematology and oncology by the American Board of Internal Medicine.

The Board of Directors recommends that you vote FOR all the nominees under Proposal 1.

Information Regarding the Board of Directors and Certain Committees

The Board of Directors held nine meetings during 2008. No director attended fewer than 75% of the total number of meetings of the Board of Directors and of the committees of which the director was a member during 2008, except that Dr. Drews attended 61% of the meetings during 2008. We expect each member of our Board of Directors to attend the Annual Meeting and all future meetings of stockholders. In 2008, nine members of the Board of Directors attended the annual meeting of stockholders. The Board of Directors has determined that each member of the Board of Directors, other than Mr. Watkins, is independent in accordance with applicable rules of The NASDAQ Stock Market. Non-management directors meet in executive session without management present each time the Board of Directors holds its regularly scheduled meetings. Dr. Karabelas has been designated by the Board of Directors to act as the presiding director for such executive sessions of non-management directors. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The Board of Directors has adopted a written charter for each of these committees, copies of which are available on our website at www.hgsi.com.

The Audit Committee, currently consisting of Messrs. Ha-Ngoc, Danzig, Lawlor and Southwell, provides the opportunity for direct contact between our independent registered public accounting firm and our Board of Directors. Our Board of Directors has determined that each of the members of the committee is independent in accordance with applicable rules of The NASDAQ Stock Market and Messrs. Ha-Ngoc, Lawlor and Southwell meet the criteria of the Securities and Exchange Commission for an “audit committee financial expert.” The Audit Committee engages the independent registered public accounting firm, reviews with the independent registered public accounting firm the plans and results of the audit engagement, reviews the adequacy of our internal accounting controls and oversees our financial reporting process. The Audit Committee held seven meetings during 2008. A copy of the Audit Committee Report is included in this Proxy Statement on page 26.

The Compensation Committee, currently consisting of Drs. Karabelas and LaMattina and Messrs. Lawlor and Ha-Ngoc, determines all compensation paid or awarded to our executive officers and senior officers (those with the rank of vice president or above) and administers our Stock Incentive Plan (as defined below) and our Employee Stock Purchase Plan (as defined below). The Board of Directors has determined that each of the members of the committee is independent in accordance with applicable rules of The NASDAQ Stock Market. The Compensation Committee held five meetings during 2008. A copy of the Compensation Committee Report on Executive Compensation is included in this Proxy Statement on page 37.

The Nominating and Governance Committee, currently consisting of Drs. Drews, Young and Gowen, is responsible for reviewing our corporate governance principles, proposing a slate of directors for election by our stockholders at each annual meeting, and proposing candidates to fill any vacancies on our Board of Directors. Our Board of Directors has determined that each of the members of the committee is independent in accordance with applicable rules of The NASDAQ Stock Market. The committee is responsible for considering nominees for Board membership recommended by stockholders. Subject to complying with our by-laws, any stockholder wishing to propose a nominee may submit a recommendation in writing to our Secretary, indicating the nominee’s qualifications and other relevant biographical information. The Nominating and Governance Committee held four meetings during 2008.

Corporate Governance Guidelines

Our Board of Directors, on the recommendation of the Nominating and Governance Committee, adopted a set of corporate governance guidelines, a copy of which is available on our website at www.hgsi.com. We continue to monitor our corporate governance guidelines to comply with rules adopted by the Securities and Exchange Commission and The NASDAQ Stock Market and industry practice.

Code of Ethics and Business Conduct

Our Board of Directors has adopted a written code of ethics and business conduct, a copy of which is available on our website at www.hgsi.com. We require all officers, directors and employees to adhere to this code in addressing the legal and ethical issues encountered in conducting their work. The code requires that employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in our best interest. Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the code. The Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We currently have such procedures in place.

Nominations Process

The Nominating and Governance Committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of our Board of Directors. Under these criteria, members of the Board of Directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. Members of the Board of Directors should have broad experience at the policy-making level in business, government, medicine, education, technology or public interest. They should be committed to enhancing stockholder value and to provide insight and practical wisdom based on experience. In identifying candidates for membership on our Board of Directors, the Nominating and Governance Committee takes into account all factors it considers appropriate, which may include strength of character, maturity of judgment, career specialization, relevant skills, diversity and the extent to which a particular candidate would fill a present need on the Board of Directors. At a minimum, director candidates must have unimpeachable character and integrity, sufficient time to carry out their duties, the ability to read and understand financial statements, experience at senior levels in areas relevant to our company and, consistent with the objective of having a diverse and experienced Board of Directors, the ability and willingness to exercise sound business judgment, the ability to work well with others, and the willingness to assume the responsibilities required of a director of our company. Each member of our Board of Directors must represent the interests of our stockholders. The Nominating and Governance Committee also reviews and determines whether existing members of our Board of Directors should stand for reelection, taking into consideration matters relating to the age and number of terms served by individual directors and changes in the needs of the Board of Directors.

The Nominating and Governance Committee uses a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee regularly assesses the appropriate size of our Board of Directors and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current members of our Board of Directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Governance Committee and may be considered at any point during the year. The Nominating and Governance Committee nominated, and our Board of Directors appointed, Dr. LaMattina to the Board of Directors effective May 7, 2008, and Mr. Southwell to the Board of Directors effective July 23, 2008. The Nominating and Governance Committee considers stockholder recommendations for candidates for our Board of Directors that are properly submitted in accordance with our by-laws. In evaluating such recommendations, the Nominating and Governance Committee uses the qualifications standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

Stock Ownership and Retention Guidelines for Non-Employee Directors

The Board of Directors believes that non-employee directors should have a significant personal financial stake in our performance. Consequently, each non-employee director shall acquire and hold shares of our common stock having an initial investment value equal to two times his or her annual cash retainer. Directors in office as of December 31, 2008 have an ownership goal of $50,000. Directors who join the Board of Directors after such date will have an investment goal of two times the annual cash retainer in effect on the date they join the Board of Directors. For purposes of this guideline, unvested shares of restricted stock and stock units are counted, but unexercised stock options are not. Directors are expected to achieve this investment goal within three years after the Board’s adoption of the ownership and retention guidelines or the director’s appointment to the Board of Directors, whichever is later. Upon meeting the initial investment goal, that number of shares becomes fixed and must be maintained until the end of the director’s service on the Board of Directors. A director’s ownership requirement will not change as a result of changes in his or her retainer fee or fluctuations in our common stock price. Until the investment goal is achieved, the director is required to retain “net gain shares” resulting from the exercise of stock options or the vesting of restricted stock granted under our equity compensation plans. Net gain shares are the shares remaining after the payment of the option exercise price and taxes owed with respect to the exercise or vesting event (assuming for this purpose a flat 40 percent tax rate).

Stockholder Communications with the Board of Directors

Any stockholder who wishes to communicate directly with our Board of Directors should do so in writing, addressed to Human Genome Sciences, Inc., c/o Audit Committee Chair, 14200 Shady Grove Road, Rockville, Maryland 20850. These communications will not be screened by management prior to receipt by the Audit Committee Chair.

Identification of Executive Officers

Set forth below is certain information regarding the positions and business experience of each executive officer who is not also a director.

Executive Officer	Age	Positions

Timothy C. Barabe	56	Mr. Barabe serves as our Senior Vice President and Chief Financial Officer, and has served with us since July of 2006. From September 2005 to June 2006, Mr. Barabe was U.K. Managing Director at Molnlycke Health Care, a privately owned surgical supply company, having been its Chief Financial Officer from September 2004 to September 2005. Prior to joining Molnlycke, Mr. Barabe was with Novartis AG from 1982 to 2004 in a succession of senior executive positions in finance, general management, and strategic planning, including Chief Financial Officer of the Sandoz Generics Business Unit (Vienna, Austria), President of the CIBA Vision Corporation Specialty Lens Business Franchise, and Group Vice President and Chief Financial Officer of CIBA Vision Corporation. Mr. Barabe received his M.B.A. in Finance from the University of Chicago and his BBA in Finance from the University of Massachusetts. He is a member of the Board of Directors of ArQule, Inc.

Susan D. Bateson	54	Ms. Bateson serves as our Senior Vice President, Human Resources, and has served with us since January 1997. Prior to joining us, Ms. Bateson served as Director of Human Resources and Administration at the law firm of Finnegan, Henderson, Farabow, Garrett & Dunner, L.L.P., in Washington, D.C., from May 1994 to December 1996. From 1983 to 1994, Ms. Bateson was employed by J.P. Morgan & Co., Incorporated where she served in various leadership roles within Human Resources in J.P. Morgan’s New York, Delaware, and London offices. Earlier in her career, Ms. Bateson held various human resources positions with Citicorp and was a financial analyst at Bankers Trust. Ms. Bateson earned her M.B.A. in International Management from New York University’s Stern School of Business and her B.A., cum laude, in Economics from Mount Holyoke College. Ms. Bateson currently serves on the Board of Trustees of Mount Holyoke College, where she chairs the Audit Committee, and on the Board of Advisors of The Universities at Shady Grove.

Executive Officer	Age	Positions

James H. Davis, Ph.D., J.D.	57	Dr. Davis is our Executive Vice President, General Counsel and Secretary, and has served with us since May 1997. From 1995 to 1997, Dr. Davis was Of Counsel to the law firm of Finnegan, Henderson, Farabow, Garrett & Dunner, L.L.P. Prior to this time, Dr. Davis served in a number of capacities with an agricultural biotechnology company, Crop Genetics International, including General Counsel from 1988 to 1995, Vice President of Research and Development from 1990 to 1995, Secretary from 1990 to 1995 and a member of the Board of Directors from 1992 to 1995. Prior to joining Crop Genetics, Dr. Davis was a Partner in the Washington, D.C. office of Weil, Gotshal & Manges. Dr. Davis received his doctorate degree in Organic and Theoretical Chemistry from the California Institute of Technology, his law degree from the University of Virginia and his Bachelor of Science and Master of Science in Chemistry from Yale University. Dr. Davis serves on the Board of Directors of the Leukemia and Lymphoma Society.

Barry A. Labinger	45	Mr. Labinger serves as our Executive Vice President and Chief Commercial Officer, and has served with us since August of 2005. From 2002 to 2005, he led the global pharmaceutical business at 3M Company as Division Vice President. From 2000 to 2002 at Immunex Corporation, Mr. Labinger was Senior Vice President and General Manager, Commercial Operations and Vice President of Marketing. He held commercial leadership positions at Bristol-Myers Squibb from 1997 to 2000, including Senior Director, Diabetes Marketing. From 1990 to 1997, he served in various sales and marketing positions at Abbott Laboratories. Mr. Labinger holds a Masters of Business Administration from the Kellogg Graduate School of Management at Northwestern University.

Executive Officer	Age	Positions

Curran M. Simpson	47	Mr. Simpson serves as our Senior Vice President, Operations, and has served with us since March 2003. Prior to joining us, Mr. Simpson was Director, Manufacturing Sciences at Biogen, Inc. from 2001 to 2003. He served as Director, Engineering at Covance Biotechnology Services, Inc. from 1999 to 2001. He served as Recovery Technology Coordinator, Worldwide and Pilot Plant Manager, North America Division at Novo-Nordisk Biochem, Inc. from 1997 to 1999 and as a Staff Scientist from 1995 to 1997. Mr. Simpson served as Senior Research Engineer at Genentech, Inc. from 1992 to 1995. He served as Senior Scientist, Development at Genencor, Inc. (former subsidiary of Genentech) from 1987 to 1992 and served as Senior Chemist at Nalco Chemical Co. from 1985 to 1987. Mr. Simpson earned his M.S. in Surface and Colloid Science (Physical Chemistry) from Clarkson University, and his B.S. in Chemical Engineering/Chemistry from the Clarkson College of Technology.

David C. Stump, M.D.	59	Dr. Stump serves as our Executive Vice President, Research and Development, and has served with us since November 1999. From October 1995 to October 1999, he served as Vice President, Clinical Research and Genentech Fellow at Genentech, Inc. Dr. Stump first joined Genentech in 1989 as Director, Clinical Research and leader of its thrombolytic therapy drug development program. Prior to joining Genentech, he was Associate Professor of Medicine and Biochemistry at the University of Vermont. He received his medical degree at Indiana University and his postgraduate training at the University of Iowa as well as the University of Leuven, Belgium. He is board certified in Internal Medicine, Hematology and Medical Oncology and is a Fellow of the American College of Physicians and the Council on Arteriosclerosis, Thrombosis and Vascular Biology of the American Heart Association. He is the author of approximately 60 scientific publications, a Trustee of Adventist Health Care and Earlham College and a member of the Board of Directors of Sunesis Pharmaceuticals, Inc.

PROPOSAL 2.  APPROVAL OF THE AMENDED AND RESTATED STOCK INCENTIVE PLAN

Our Stock Incentive Plan was originally adopted on February 16, 2000, and was last amended with the approval of stockholders on May 23, 2004 (the “Stock Incentive Plan”). Our Stock Incentive Plan is scheduled to terminate by its terms on February 15, 2010, or at an earlier date if the shares available for issuance are exhausted. As of March 11, 2009, 3,485,845 shares of Common Stock remain available for future awards issued under our Stock Incentive Plan.

On February 25, 2009, our Board of Directors amended and restated our Stock Incentive Plan, subject to stockholder approval (the “Amended and Restated Stock Incentive Plan”). Our Board of Directors recommends that stockholders approve this Amended and Restated Stock Incentive Plan. The Board of Directors believes that the Amended and Restated Stock Incentive Plan is critical in attracting and retaining key people and creating incentives for those people to improve stockholder value and to contribute to our growth and financial success. Indeed, as discussed below in the Compensation Discussion and Analysis section, equity awards granted under the Stock Incentive Plan are a principal element of our executive officers’ compensation package.

In addition, the Amended and Restated Stock Incentive Plan reflects our commitment to strong corporate governance and the desire to preserve stockholder value as demonstrated by the following features of the plan:

•	No evergreen provisions are included in the Amended and Restated Stock Incentive Plan. This means that the maximum number of shares issuable under the Amended and Restated Stock Incentive Plan is fixed and cannot be increased without stockholder approval, the plan expires by its terms upon a specified date, and no new stock options are awarded automatically upon exercise of an outstanding stock option.

•	Stockholder approval is required for the repricing of awards or the implementation of any award exchange program.

•	The Stock Incentive Plan caps at 3,000,000 the number of shares issuable as full-value stock awards and stock units, as measured from the plan’s inception on February 16, 2000. Moreover, if the Amended and Restated Stock Incentive Plan is approved, no more than 500,000 shares may be issued as full-value stock awards and stock units from the shares available for new awards as of the date the plan is approved.

•	Awards for no more than 2,000,000 shares may be granted to any one person in any single year.

•	The Amended and Restated Stock Incentive Plan specifies minimum vesting standards for full-value stock awards. A minimum three-year pro-rated restriction period generally will apply to stock awards granted under the Amended and Restated Stock Incentive Plan. Exceptions are permitted for performance-based stock awards, which may have a restriction period no shorter than one year, and for stock awards granted in lieu of reasonable cash compensation, which may have no restriction period.

•	Performance-based awards exempt from the $1,000,000 cap on deductible compensation imposed by Internal Revenue Code section 162(m) may be granted under the Amended and Restated Stock Incentive Plan. The performance criteria permitted to be used for such awards are designed to provide our Compensation Committee maximum flexibility to tailor incentives targeted toward performance that it believes will best achieve our corporate objectives and financial success.

If the Amended and Restated Stock Incentive Plan is approved, 1,500,000 new shares of Common Stock, representing approximately 1% of our outstanding shares of Common Stock as of March 11, 2009, will be available for issuance (in addition to the shares currently available for future awards or subject to outstanding awards). The plan would be scheduled to remain in effect until February 15, 2015. Material differences included in the Amended and Restated Stock Incentive Plan are as described throughout the summary below.

SUMMARY OF STOCK INCENTIVE PLAN AS PROPOSED TO BE AMENDED AND RESTATED

A copy of our Stock Incentive Plan as last approved by our stockholders is annexed to the proxy statement for our 2001 annual meeting of stockholders. The two amendments that were subsequently approved by stockholders are annexed to the proxy statement for our 2004 annual meeting of stockholders. These documents are available for review on the Securities and Exchange Commission’s internet site at www.sec.gov and copies will be provided to you upon request to the Company, directed to the attention of the Company’s secretary, James H. Davis, at 14200 Shady Grove Road, Rockville, Maryland 20850 ((301) 309-8504). The following is a summary of the principal features of our Stock Incentive Plan, as proposed to be amended and restated, but it is qualified in its entirety by the full text of the plan, which appears as Annex A to this Proxy Statement.

Number of Shares

An aggregate of 35,827,820 shares of Common Stock have been approved by our stockholders for issuance under awards granted under our Stock Incentive Plan since the plan’s inception in 2000. This number includes shares of Common Stock that were approved under our 1993 Incentive and Non-qualified Stock Option Plan and 1994 Stock Option Plan, which were re-allocated to the Stock Incentive Plan. Of this amount, as of March 11, 2009, 1,971,367 shares have been issued as fully vested shares, 30,370,608 shares are subject to outstanding awards, and 3,485,845 shares remain available for future awards. If the Amended and Restated Stock Incentive Plan is approved, an additional 1,500,000 shares of Common Stock will be made available for issuance. These additional shares represent approximately 1% of our outstanding shares of Common Stock as of March 11, 2009.

Any shares covered by an award (or portion of an award) granted under the Amended and Restated Stock Incentive Plan (or the prior plans that were merged into the Stock Incentive Plan) that expires or is otherwise forfeited, surrendered or cancelled without exercise, or that are tendered to the Company as full or partial payment of the exercise price or related tax withholding obligations, will again be available for award under the Amended and Restated Stock Incentive Plan. The Amended and Restated Stock Incentive Plan would further provide that to the extent any shares of Common Stock covered by an award are not delivered to an award holder because the award is settled in cash, the undelivered shares are deemed unissued for purposes of determining the maximum number of shares of Common Stock remaining available for issuance.

If the Company acquires another entity through a merger or similar transaction and issues replacement awards under the Amended and Restated Stock Incentive Plan to employees, officers and directors of the acquired entity, those awards, to the extent permitted under applicable laws and stock exchange rules, will be above and beyond, and will not reduce, the share pool otherwise available under the Amended and Restated Stock Incentive Plan as discussed above.

The following additional limitations are imposed under the Amended and Restated Stock Incentive Plan:

•	No more than 15,000,000 shares of Common Stock may be issued in connection with awards granted after calendar year 2008 that are intended to qualify as incentive stock options under Internal Revenue Code section 422.

•	No more than 3,000,000 shares of Common Stock may be issued as full-value stock awards and stock units, measured from the Stock Incentive Plan’s inception on February 16, 2000. If the Amended and Restated Stock Incentive Plan is approved, no more than 500,000 shares of Common Stock may be issued as full-value stock awards and stock units from the total number of shares available for new awards under the plan (including the 1,500,000 new shares) as of the date the Amended and Restated Stock Incentive Plan is approved. Moreover, the Amended and Restated Stock Incentive Plan clarifies that any shares of Common Stock returned to us upon the forfeiture of stock awards will again be available for future stock awards under these limits.

•	No more than 1,000,000 shares of Common Stock may be subject to performance-based stock awards granted to any one person during any 36-month period. The Amended and Restated Stock Incentive Plan would further limit the maximum cash amount that may be payable to any one person in connection with performance-based awards to the cash amount equal to the fair market value of the underlying shares.

•	No more than 2,000,000 shares of Common Stock may be subject to awards of any combination granted during any calendar year to any one person. Any unused portion of this amount may no longer be carried over to subsequent years under the Amended and Restated Stock Incentive Plan.

The number of shares issuable under the Amended and Restated Stock Incentive Plan and the limits described above are subject to adjustment to reflect any stock dividend of, or stock split or reverse stock split affecting, the Common Stock.

Administration; Eligibility

Except with respect to the non-employee director options, the selection of the participants in the Amended and Restated Stock Incentive Plan and the terms of awards granted to each participant will be determined by the plan administrator. The Compensation Committee of the Board of Directors is currently the plan administrator. From time to time, one or more committees as may be appointed by the Board of Directors may serve as plan administrator. All employees, officers and directors of the Company and its subsidiaries are eligible to be selected to receive awards under the Amended and Restated Stock Incentive Plan, as are non-employee service providers. Non-employee directors of the Company, however, are eligible to receive only the non-employee director options discussed below. Nine non-employee directors and approximately 880 employees at present would be eligible to receive awards under the Amended and Restated Stock Incentive Plan.

Adjustments upon Corporate Transactions or Changes to Common Stock

Subject to any required action by the Company or its stockholders, and subject to the Delaware General Corporation Law, if the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of security by reason of any recapitalization, reclassification, stock split, stock dividend, and the like, a proportionate and appropriate adjustment will be made in the number of shares of Common Stock underlying the outstanding awards and the exercise price, if any. A commensurate change will also be made to (1) the maximum number of shares issuable under the Amended and Restated Stock Incentive Plan, (2) any limit on the number of shares issuable under the plan, as described above in the section entitled, Number of Shares, and (3) the number of shares covered by non-employee director options to be granted after such event.

Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company as a result of which the securities then subject to the awards are changed into or exchanged for cash, property and/or securities not of the Company’s issue, or upon a sale of substantially all the property of the Company to, or the acquisition of shares of Common Stock representing more than 80% of the voting power of the outstanding shares by, another corporation or person, the awards will terminate, unless provision is made for the assumption of the awards, or the substitution for the awards of any awards covering securities of a successor employer corporation or its affiliate with appropriate adjustments, as determined by the plan administrator, as to the number and kind of shares of stock and prices. If an award would terminate as described above, the award holder will have the right to exercise the award, whether or not the award is vested, for a designated period prior to the transaction that will cause the termination.

Types of Awards

The Company may grant stock options, stock appreciation rights, restricted or unrestricted stock awards, stock-equivalent units, or other stock-based awards under the Amended and Restated Stock Incentive Plan. Awards may be granted individually or in tandem with other awards. The Compensation Committee will determine the terms and conditions of all awards other than the stock option grants to non-employee directors. The Company may make or guarantee loans to participants to assist them in exercising awards and satisfying their withholding tax obligations, but no such loans or guarantees may be made to our executive officers or directors. The Company has not made or guaranteed such loans in the past. Under the Amended and Restated Stock Incentive Plan, the Compensation Committee would no longer have the discretion to allow or require a participant to defer receipt of the payment of cash or the delivery of Common Stock that would otherwise be due to the participant by virtue of the exercise of, payment of, or lapse or waiver of restrictions respecting an award.

Stock Options

The Amended and Restated Stock Incentive Plan allows the Compensation Committee to grant either awards of incentive stock options as that term is defined in section 422 of the Internal Revenue Code or nonqualified stock options. Incentive stock options, however, will be available only for employees of the Company or any of its subsidiaries. All options must have an exercise price per share that is not less than 100% of the fair market value of a share of Common Stock on the date of grant. The Amended and Restated Stock Incentive Plan clarifies that fair market value means the “official” closing price per share on an applicable date as quoted on The NASDAQ Stock Market, foreclosing any ambiguity relating to trading that occurs after the close of regular market hours. As of March 13, 2009, the fair market value of a share of the Common Stock was $0.71.

No stock option granted under the Amended and Restated Stock Incentive Plan may have a term longer than 10 years. The option exercise price may be paid in cash, by tender of shares of Common Stock, by a combination of cash and shares or by any other means the Compensation Committee approves.

Non-Employee Director Options

Under the Amended and Restated Stock Incentive Plan, a director of the Company who is not also an employee (referred to as a “non-employee director”) receives the following awards:

•	Each non-employee director will receive, on the date that such person is first elected or appointed as a director, an automatic grant of a nonqualified stock option to purchase 25,000 shares of Common Stock (an “Initial Director Option”).

•	Each non-employee director also will receive, on the day immediately following the date of each annual meeting of stockholders, an automatic grant of a nonqualified stock option to purchase 16,000 shares of Common Stock (an “Annual Director Option”). An Annual Director Option will not be granted with respect an annual meeting of stockholders that gives rise to a non-employee director’s Initial Director Option.

All of the option grants to non-employee directors will have the same terms. These options will:

•	have a ten-year term;

•	have an exercise price per share equal to the fair market value of the Common Stock on the grant date;

•	become vested and exercisable in equal monthly installments over the 36-month period that commences on the grant date (the Amended and Restated Stock Incentive Plan formalizes our existing administrative practice of requiring an optionholder to be a director on the applicable vesting dates);

•	become fully vested and exercisable in the event that more than 50% of the outstanding Common Stock is acquired by a person or group of persons;

•	remain exercisable, to the extent vested, for a period of three months following termination of service as a director or, if such termination is due to death or permanent and total disability, for a one-year period following termination of service, and shall terminate upon the expiration of such three-month or one-year period, as applicable; and

•	provide for payment of the exercise price via cash, check, tender of shares of Common Stock, or any combination thereof.

Stock Appreciation Rights

The Amended and Restated Stock Incentive Plan allows the Compensation Committee to grant awards of stock appreciation rights. A stock appreciation right entitles the holder to receive a payment in cash, in shares of Common Stock or in a combination of both, having an aggregate value equal to the product of (1) the excess of (a) the fair market value on the exercise date of one share of Common Stock over (b) the base price per share specified in the grant agreement, times (2) the number of shares specified by the stock appreciation right, or portion thereof, that is exercised. The Amended and Restated Stock Incentive Plan, unlike its predecessor, specifies that the base price per share of a stock appreciation right must be no less than the lower of the fair market value on the grant date or the exercise price of any tandem stock option award to which the stock appreciation right relates. In addition, the Amended and Restated Stock Incentive Plan limits the term of a stock appreciation right to 10 years’ duration.

Stock Awards

Generally, stock awards granted under the Amended and Restated Stock Incentive Plan will have a minimum three-year pro-rated restriction period and will be subject to forfeiture if the recipient terminates his or her employment or other service relationship with the Company during that restriction period. However, if the vesting of a stock award is based on the achievement of specified performance objectives, then the restriction period may be as short as one year. Also, if a stock award is granted in lieu of salary or cash bonus and is reasonable in amount, as determined in the sole discretion of the Compensation Committee, then it may be unrestricted upon grant.

In order to enable the Company to avail itself of the tax deductibility of “qualified performance-based compensation,” within the meaning of Internal Revenue Code section 162(m), paid to certain executive officers, the Amended and Restated Stock Incentive Plan provides that the Compensation Committee may determine that the granting, vesting, right to exercise or lapse of restrictions associated with an award (referred to as a “performance- based stock award”) under the Amended and Restated Stock Incentive Plan is contingent upon the attainment of one or more preestablished, objective performance goals based on any, or any combination, of specified business criteria.

The criteria may apply to an individual, a business unit, a division, a subsidiary, or the Company. For this purpose, the specified business criteria are limited to the following:

•	return on stockholder equity

•	return on investment

•	revenue

•	earnings before interest and taxes

•	earnings before interest, taxes, depreciation and amortization

•	profits

•	common stock price

•	earnings per share

•	cost containment

•	scientific development

•	product development

•	manufacturing capability

•	strategic alliances

•	business development

Performance goals may include minimum, maximum, intermediate and target levels of performance. The size of the performance-based stock award or the lapse of restrictions with respect to the performance-based stock award generally will be based on the level of performance attained. The Amended and Restated Stock Incentive Plan differs from its predecessor in that a performance goal may be stated as an absolute value or as a value determined relative to prior performance, one or more indices, budget, one or more peer group companies, any other standard selected by our Compensation Committee, or any combination thereof. This gives our Compensation Committee flexibility to tailor incentives targeted toward performance that it believes will best achieve our corporate objectives and success. Our Compensation Committee may modify the measurement criteria as applied to performance-based stock awards to offset any unintended results arising from events not anticipated when the performance goals were established. However, any such modifications may be made with respect to an award granted to an executive officer of the Company who is a “covered employee” under Internal Revenue Code section 162(m) only to the extent permitted by that section. Likewise, the Compensation Committee is not authorized to waive or accelerate the lapse of restrictions on a performance-based stock award granted to an executive officer of the Company who is a “covered employee” under Internal Revenue Code section 162(m), except upon death, disability or a change of ownership or control of the Company.

Amendments

Our Board of Directors may alter, amend, suspend or discontinue the Amended and Restated Stock Incentive Plan or any portion of the plan at any time, but no such action may be taken without stockholder approval if it would materially amend the plan. Our Compensation Committee may alter or amend awards under the Amended and Restated Stock Incentive Plan, but no such action may be taken without the consent of the participant if it would materially adversely affect an outstanding award granted to him or her, and no such action may be taken without prior stockholder approval if it would result in repricing a stock option to a lower exercise price other than to reflect a capital adjustment of the Company such as a stock split. Our Compensation Committee may accelerate or otherwise change the time in which an award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such award in connection with a change in control of the Company or other extraordinary transaction affecting the Company or its capitalization, or the termination of any grantee’s employment or other relationship with us, including any such termination that results from death or disability.

Term of the Plan

If approved, the Amended and Restated Stock Incentive Plan will expire with respect to future grants on February 15, 2015, or at an earlier date if the shares available for issuance are exhausted or the Board of Directors terminates the plan.

Federal Income Tax Consequences

The following summary is intended only as a general guide to the United States federal income tax consequences under current law of incentive stock options and nonqualified stock options, which are authorized for grant under the Amended and Restated Stock Incentive Plan. It does not attempt to describe all possible federal or other tax consequences of participation in the Amended and Restated Stock Incentive Plan or tax consequences based on particular circumstances. The tax consequences may vary if options are granted outside the United States.

Incentive Stock Options

An optionholder recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Internal Revenue Code section 422. Optionholders who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss upon a sale of the shares equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionholder satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionholder disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionholder upon the disqualifying disposition of the shares generally will result in a deduction by the Company for federal income tax purposes.

Nonqualified Stock Options

Options not designated or qualifying as incentive stock options will be nonqualified stock options having no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonqualified stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the exercise date. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonqualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as a capital gain or loss. No tax deduction is available to the Company with respect to the grant of a nonqualified stock option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonqualified stock option.

Other Considerations

The Internal Revenue Code allows publicly-held corporations to deduct compensation in excess of $1 million paid to the corporation’s chief executive officer and its three other most highly compensated executive officers (excluding, for this purpose, the chief financial officer) if the compensation payable is payable solely based on the attainment of one or more performance goals and certain statutory requirements are satisfied. The Company intends for compensation arising from grants of awards under the Amended and Restated Stock Incentive Plan which are based on performance goals, and stock options and stock appreciation rights granted at fair market value, to be deductible by the Company as performance-based compensation not subject to the $1 million limitation on deductibility.

The Amended and Restated Stock Incentive Plan and all awards granted under the plan are intended to comply with, or otherwise be exempt from, Internal Revenue Code section 409A (which governs nonqualified deferred compensation). Consequently, the Company intends to administer, interpret, and construe the Amended and Restated Stock Incentive Plan and all awards granted under the plan in a manner consistent with Internal Revenue Code section 409A to the extent necessary to avoid the imposition of additional taxes under that section.

The following New Plan Benefits Table contains the number of awards that will be made under the Amended and Restated Stock Incentive Plan, if approved by stockholders, to the individuals and groups listed below during the period commencing on the date of the Annual Meeting and ending on the Amended and Restated Stock Incentive Plan’s scheduled termination date of February 15, 2015. The footnotes to the New Plan Benefits Table indicate the number of awards that these individuals and groups have received since the Stock Incentive Plan’s inception on February 16, 2000.

NEW PLAN BENEFITS TABLE

	Number of
Name and Position	Future Option Shares

H. Thomas Watkins	*	(1)
President and Chief Executive Officer
Timothy C. Barabe	*	(2)
Senior Vice President and Chief Financial Officer
Barry A. Labinger	*	(3)
Executive Vice President and Chief Commercial Officer
David C. Stump, M.D.	*	(4)
Executive Vice President, Research and Development
James H. Davis, Ph.D., J.D.	*	(5)
Executive Vice President, General Counsel and Secretary
All current executive officers as a group (7 people)	*	(6)
All current directors who are not executive officers as a group (9 people)	864,000	(7)
All employees, including all current officers who are not executive officers, as a group (877 people)	*	(8)

*	Future awards are subject to discretion and, therefore, are not currently determinable.

(1)	Has received options to purchase 2,975,000 shares since the Stock Incentive Plan’s inception through March 13, 2009.

(2)	Has received options to purchase 595,000 shares since the Stock Incentive Plan’s inception through March 13, 2009.

(3)	Has received options to purchase 825,000 shares and received one grant of 50,000 shares of restricted stock since the Stock Incentive Plan’s inception through March 13, 2009. All of the 50,000 shares of restricted stock previously granted have vested.

(4)	Has received options to purchase 1,329,010 shares and received one grant of 45,000 shares of restricted stock since the Stock Incentive Plan’s inception through March 13, 2009. Of the 45,000 shares of restricted stock granted, 30,000 were forfeited and 15,000 vested.

(5)	Has received options to purchase 1,319,030 shares and received one grant of 15,000 shares of restricted stock since the Stock Incentive Plan’s inception through March 13, 2009. Of the 15,000 shares of restricted stock granted, 10,000 were forfeited and 5,000 vested.

(6)	Has received options to purchase 8,590,760 shares and received grants of 155,557 restricted stock or restricted stock units since the Stock Incentive Plan’s inception through March 13, 2009.

(7)	Has received options to purchase 837,000 shares since the Stock Incentive Plan’s inception through March 13, 2009. Assumes that all current non-employee directors as a group continue as directors until the Stock Incentive Plan’s scheduled termination date.

(8)	Has received options to purchase 12,879,752 shares and received grants of 312,383 restricted stock units since the Stock Incentive Plan’s inception through March 13, 2009.

The Board of Directors recommends a vote FOR approval of the Amended and
Restated Stock Incentive Plan.

PROPOSAL 3.  APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE EMPLOYEE STOCK PURCHASE PLAN

The Board of Directors recommends stockholders approve the adoption of an amendment and restatement of the Human Genome Sciences, Inc. Employee Stock Purchase Plan (the “ESPP”). Under the ESPP, 1,000,000 additional shares of Common Stock are being made available for purchase by our eligible employees. The ESPP has permitted us to increase our employees’ interest in our growth and success and has encouraged them to remain with us. Only 44,559 shares of our Common Stock remain available for future purchase under the ESPP, so approval of additional shares is necessary for the continued viability of the ESPP. The following is a summary of the principal features of the ESPP, but it is qualified in its entirety by the full text of the ESPP, which appears as Annex B to this Proxy Statement.

General

The purpose of the ESPP is to promote our success and enhance our value by providing eligible employees with the opportunity to purchase Common Stock at a discount through payroll deductions. We intend the ESPP to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code.

The ESPP, as initially approved by our stockholders in 2000, authorized eligible employees to purchase up to 500,000 shares of our Common Stock. The ESPP was amended and restated in 2007 to provide an additional 500,000 shares of our Common Stock for purchase under the ESPP. Since the ESPP’s inception, we have issued 955,441 of such shares and 44,559 remain available for future purchase. Through this amendment and restatement of the ESPP, an additional 1,000,000 shares are being made available for purchase. Note that we will adjust the number of shares available for purchase under the ESPP for stock dividends, stock splits, reclassifications, and other changes affecting our Common Stock. The shares available for purchase under the ESPP may, in the Board of Directors’ discretion, be authorized but unissued shares of our Common Stock, shares purchased on the open market, or shares derived from any other proper source.

Administration

The ESPP designates the Board of Directors, or a committee that the Board of Directors appoints, as the administrator of the ESPP (the “Administrator”). The current Administrator is the Compensation Committee of the Board of Directors. Subject to the terms of the ESPP, the Administrator may interpret the plan, make, amend, and rescind all rules and regulations for the operation of the ESPP, and take any other actions and make all other determinations necessary or desirable to administer and operate the ESPP.

Eligibility to Participate

All of our employees, and all employees of any subsidiary of ours designated by the Administrator as a participating employer under the ESPP (a “Designated Subsidiary”), are eligible to participate in the ESPP, subject to such further eligibility requirements that the Administrator may specify consistent with Section 423 of the Internal Revenue Code. However, any employee who owns, directly or indirectly, five percent or more of the total combined voting power or value of our stock or any subsidiary of ours is ineligible. As of March 13, 2009, approximately 862 employees are eligible to participate in the ESPP.

Purchases of Common Stock Under the ESPP

Pursuant to the ESPP, we will grant eligible employees options (the “Options”) to purchase Common Stock. Such Options will be granted on the first day of each calendar year on which The NASDAQ Stock Market is open for trading, or any other date the Administrator specifies. Options remain outstanding for a period determined by the Administrator that does not exceed 27 months (such period is referred to as the “Option Period”). Unless the Administrator determines otherwise, consecutive Option Periods of equal duration will be established. Historically, the ESPP has been administered to have Option Periods that coincide with the calendar year and which contain two six-month purchase periods starting January 1 and July 1 of each year.

An individual must be employed as an eligible employee by us or a Designated Subsidiary on the first trading day of an Option Period to be granted an Option for that Option Period. For an individual who first becomes an eligible employee after the first trading day of an Option Period, the Administrator may designate a subsequent date within the Option Period on which we will grant such individual an Option with a duration equal to the balance of that Option Period. Historically, the ESPP has been administered to enable such late-eligible employees to receive an Option on July 1 of the relevant Option Period.

Each Option provides the employee the right to purchase, on scheduled purchase dates, up to a maximum number of shares of Common Stock that the Administrator specifies. For the 2009 Option Period, the maximum per-employee purchase limit is 1,000 shares. However, no employee may purchase in one calendar year shares of Common Stock having an aggregate fair market value in excess of $25,000. The purchase price for each share of Common Stock under an Option (the “Purchase Price”) will be determined by the Administrator, in its discretion, before the beginning of the applicable Option Period. However, the Purchase Price will never be less than 85% of the fair market value of a share of Common Stock on the first or last trading day of the Option Period, or on such other date designated by the Administrator as a purchase date, whichever is lower, and will never be less than the par value of a share of Common Stock.

In calculating the Purchase Price, “fair market value” on a particular date means the average of the high and low sale prices per share of Common Stock as quoted on The NASDAQ Stock Market or, if no transactions occur on that date, then such average for the preceding trading day on which transactions occurred. On March 13, 2009, the average of the high and low sale prices per share of our Common Stock, as quoted on The NASDAQ Stock Market, was $0.71. All eligible employees granted Options under the ESPP for an Option Period will have the same rights and privileges with respect to such Options.

To facilitate payment of the Purchase Price, the Administrator, in its discretion, may permit eligible employees to authorize payroll deductions to be made on each payday during an Option Period and contribute cash or cash-equivalents to us, up to a maximum amount the Administrator determines. We will maintain bookkeeping accounts for all employees who authorize payroll deductions or make cash contributions. We will not pay interest on any employee accounts, unless the Administrator determines otherwise. The Administrator will establish rules and procedures regarding elections to authorize payroll deductions, changes in such elections, timing and manner of cash contributions, and withdrawals from employee accounts.

We will apply to the payment of the Purchase Price of outstanding Options amounts credited to employee accounts on the scheduled purchase date. Options will be exercised on the close of business on the last trading day of each purchase period; however, Options of any eligible employee who terminates employment for any reason before such date, or who is no longer an eligible employee on such date, will terminate unexercised.

According to rules the Administrator establishes, the Purchase Price of Common Stock subject to an Option will be paid (1) from funds credited to an eligible employee’s account, (2) by a broker-assisted cashless exercise according to Regulation T of the Board of Governors of the Federal Reserve System, or (3) by such other method as the Administrator may determine from time to time. Options may be exercised to the extent the Purchase Price is paid with respect to whole shares, or fractional shares if the Administrator so provides, of our Common Stock.

The ESPP gives the Administrator discretion either to allow any balance remaining in an employee’s account at the end of a purchase period to carry forward automatically to the next purchase period or to refund the balance promptly. If an employee is not an eligible employee with respect to the next purchase period, the Administrator will promptly refund any remaining balance.

Plan Benefits

The number of shares of Common Stock that an eligible employee may purchase under the ESPP is based on the fair market value of such shares on future dates and on the eligible employee’s decision to purchase shares. Thus, we currently cannot determine the benefits or amounts that eligible employees will receive under the ESPP. The following New Plan Benefits Table reflects the number of shares of Common Stock issued to certain individuals and groups under the ESPP from the ESPP’s inception on July 1, 2000 through December 31, 2008.

NEW PLAN BENEFITS TABLE

	Number of Option
Name and Position	Shares Received(1)

H. Thomas Watkins	4,274
President and Chief Executive Officer
Timothy C. Barabe	4,274
Senior Vice President and Chief Financial Officer
Barry A. Labinger	—
Executive Vice President and Chief Commercial Officer
David C. Stump, M.D.	—
Executive Vice President, Research and Development
James H. Davis, Ph.D., J.D.	—
Executive Vice President, General Counsel and Secretary
All current executive officers as a group (7 people)	8,548
All current directors who are not executive officers as a group (9 people)	—
All employees, including all current officers who are not executive officers, as a group (855 people)	955,441	(2)

(1)	Number of shares issued to the individual or group pursuant to the ESPP, from July 1, 2000 through December 31, 2008.

(2)	Represents shares issued to current and former employees, including all current officers who are not executive officers.

Amendment and Termination

The Board of Directors may amend the ESPP at any time for any reason, except that (1) if the approval of any such amendment by our stockholders is required by Section 423 of the Internal Revenue Code, such amendment will not be effected without such approval, and (2) no amendment may be made that would cause the ESPP to fail to comply with Section 423 unless the Board of Directors expressly so provides.

The Board of Directors may approve a change-in-control transaction after which we may not be the surviving entity. In such a circumstance, all outstanding Options terminate unless the surviving entity expressly substitutes for or assumes them. If the ESPP terminates coincident with a change-in-control transaction, the Option Period will be deemed to have ended on the last day on which our Common Stock was traded on The NASDAQ Stock Market before such termination. Unless the Administrator determines otherwise, eligible employees may choose either to (1) have all amounts in their accounts refunded, or (2) exercise their Options on the last day of the Option Period. If an eligible employee does not exercise this right of choice, the Options will be deemed to have been automatically exercised on the last day of the Option Period. The Administrator will send all eligible employees a written notice of a change-in-control transaction that will result in the termination of the ESPP no later than the time at which we notify our stockholders about the transaction.

The Board of Directors, in its sole discretion, may terminate the ESPP at any time for any reason. If the ESPP is terminated, all outstanding Options will immediately terminate and all amounts in an eligible employee’s account under the ESPP will be promptly refunded. The ESPP will continue in effect unless terminated by the Board of Directors.

Tax Aspects

The following summary is intended only as a general guide to the United States federal income tax consequences of the ESPP under current law. It does not attempt to describe all possible federal or other tax consequences of participation in our ESPP or tax consequences based on particular circumstances. The tax consequences may vary if options are granted outside the United States.

We intend the ESPP to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. As such, neither the grant of Options to purchase shares under each Option Period nor the actual purchase of shares at the close of the purchase periods will result in taxable income to the employee or a deduction to us.

If the employee disposes of shares acquired under the ESPP (including by gift) within two years after the start of the Option Period under which the shares are purchased or within one year after the shares are purchased, a “disqualifying disposition” of shares occurs. Upon a disqualifying disposition, the employee must recognize ordinary income equal to the excess of the fair market value of the shares on their purchase date over the purchase price paid to acquire the shares. This excess will be taxed as ordinary income in the year of the disqualifying disposition even if the employee realizes no gain on the disposition or makes a gift of the shares.

Any gain realized on a disqualifying disposition in excess of the fair market value of the shares on the purchase date generally will be treated as long- or short-term capital gain, depending on the holding period for such shares. If the employee sells the shares for less than their fair market value measured as of the purchase date, the same amount of ordinary income is attributed to the employee and a capital loss is recognized equal to the difference between the sale price received by the employee and the fair market value of the shares on the purchase date. Correspondingly, we will be entitled to a tax deduction at the time of the disqualifying disposition equal to the amount of ordinary income the employee recognizes.

If an employee disposes of shares acquired under the ESPP other than in a disqualifying disposition (i.e., the disposition occurs after the holding periods described above have been satisfied), the employee recognizes both (1) ordinary income equal to the difference between the employee’s purchase price and the fair market value of the shares at the start of the Option Period under which the shares were purchased or, if less, the difference between the amount the employee realizes in the disposition and the purchase price of the shares; and (2) long-term capital gain for any additional gain the employee realizes in the disposition. We will not be entitled to a corresponding tax deduction for the ordinary income the employee recognizes if no disqualifying disposition occurs. If an employee sells the shares other than in a disqualifying disposition and the sale price is less than the purchase price, then the employee recognizes no ordinary income and recognizes a capital loss for the difference between the sale price and the purchase price.

The Board of Directors recommends a vote FOR approval of the amendment and restatement of the ESPP.

PROPOSAL 4.  RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2009, subject to the ratification of such appointment by our stockholders. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and is expected to be available to respond to appropriate questions from stockholders. Ernst & Young LLP currently serves as our independent registered public accounting firm.

Unless marked to the contrary, the shares represented by the enclosed proxy, if properly executed and returned, will be voted FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

The Board of Directors recommends a vote FOR ratification of Ernst & Young LLP.

Audit Fees

The fees billed or incurred by Ernst & Young LLP for professional services rendered in connection with the audit of our annual consolidated financial statements for 2008 and 2007, the review of the consolidated financial statements included in our quarterly reports on Form 10-Q, and the review and consent for our other filings for 2008 and 2007 were $512,000 and $466,855, respectively.

Audit-Related Fees

The fees billed by Ernst & Young LLP for professional services rendered for assurance and related services that are reasonably related to the audit of our annual consolidated financial statements for 2008 and 2007 were $77,300 and $16,000, respectively.

Tax Fees

The fees billed by Ernst & Young LLP for professional services rendered for tax compliance, tax advice and tax planning for each of 2008 and 2007 were $49,000.

All Other Fees

In 2008 and 2007, Ernst & Young LLP did not bill us for any services other than those described above.

Pre-Approval of Non-Audit Services

The Audit Committee has established a policy governing our use of Ernst & Young LLP for non-audit services. Under the policy, management may use Ernst & Young LLP for non-audit services that are permitted under the rules and regulations of the Securities and Exchange Commission, provided that management obtains the Audit Committee’s approval before such services are rendered.

Audit Committee Report

The Audit Committee of the Board of Directors consists of four directors, who are each independent as required by The NASDAQ Stock Market listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors and is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. The members of the Audit Committee are Messrs. Ha-Ngoc, Danzig, Lawlor and Southwell. Each year, the Audit Committee selects, subject to stockholder ratification, our independent registered public accounting firm.

Management is responsible for our financial statements and the financial reporting process, including internal controls. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and Ernst & Young LLP, our independent registered public accounting firm. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees). These matters included a discussion of Ernst & Young’s judgments about the quality (not just the acceptability) of our accounting principles as applied to our financial reporting.

The Audit Committee also discussed with Ernst & Young LLP its independence from management and the Company, and received Ernst & Young’s written disclosures and letter pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communication with the Audit Committee concerning independence. The Audit Committee further considered whether the provision by Ernst & Young LLP of the non-audit services described above is compatible with maintaining the registered public accounting firm’s independence.

Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the disclosures by the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission. The Audit Committee and our Board of Directors have also recommended the selection of Ernst & Young LLP as our independent registered public accounting firm for 2009, subject to stockholder ratification.

Audit Committee

Tuan Ha-Ngoc, Chair
Richard J. Danzig
Augustine Lawlor
David P. Southwell

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the ownership of our Common Stock as of February 28, 2009, unless otherwise indicated, by (1) all stockholders known by us to beneficially own more than 5% of the outstanding Common Stock, (2) each of the directors and nominees for director, (3) each executive officer, including those named in the Summary Compensation Table, and (4) all of our directors and executive officers as a group.

	Number of
Name and Address of Beneficial Owner(1)	Shares Owned		Percent Owned

Wellington Management Company, LLP	17,035,456	(2)	12.6	%(2)
75 State Street Boston, Massachusetts 02109
FMR Corp	10,674,343	(3)	7.9	%(3)
82 Devonshire Street. Boston, Massachusetts 02109
Taube Hodson Stonex Partners, Ltd.	9,954,456	(4)	7.3	%(4)
Cassini House 1st Floor 57-59 St. James Street London, SW1A 1LD England
Loomis Sayles & Co., L.P.	8,698,794	(5)	6.4	%(5)
One Financial Center Boston, MA 02111
Barclays Global Investors, NA	7,219,738	(6)	5.3	%(6)
400 Howard Street San Francisco, CA 94105
T. Rowe Price Associates, Inc.	6,891,080	(7)	5.1	%(7)
100 E. Pratt Street Baltimore, Maryland 21202

Directors, Nominees and Executive Officers
H. Thomas Watkins	2,013,594	(8)	1.5%
Timothy C. Barabe	308,823	(9)	*
Susan D. Bateson	817,057	(10)	*
Richard J. Danzig	150,622	(11)	*
James H. Davis, Ph.D., J.D.	1,212,190	(12)	*
Jürgen Drews, M.D.	159,122	(13)	*
Maxine Gowen, Ph.D.	14,622	(14)	*
Tuan Ha-Ngoc	56,122	(15)	*
A. N. “Jerry” Karabelas, Ph.D.	155,622	(16)	*
Barry A. Labinger	497,019	(17)	*
John L. LaMattina, Ph.D.	27,645	(18)	*
Augustine Lawlor	109,282	(19)	*
Curran M. Simpson	381,986	(20)	*
David P. Southwell	6,255	(21)	*
David C. Stump, M.D.	1,501,530	(22)	1.1%
Robert C. Young, M.D.	56,122	(23)	*
All 16 directors and executive officers as a group	7,467,613	(24)	5.2%

*	Percentage is less than 1% of the total number of outstanding shares of our Common Stock.

(1)	Except as otherwise indicated, each party has sole voting and investment power over the shares beneficially owned.

(2)	As reported on an Amended Schedule 13G filed on February 17, 2009 by Wellington Management Company, LLP, which may be deemed to beneficially own the shares in its capacity as an investment advisor.

(3)	As reported on an Amended Schedule 13G filed on February 17, 2009 by FMR Corp. (“FMR”) and Edward C. Johnson 3d, Chairman and principal shareholder of FMR, the shares are beneficially owned by Fidelity Management & Research Company (“Fidelity Research”) as an investment adviser to various investment companies (the “Funds”) and Fidelity Growth Company Fund (“Fidelity Fund”), with Mr. Johnson, FMR and the Funds each having the sole power to dispose of such shares and the Funds’ Boards of Trustees having the sole power to vote or direct the vote of such shares. Fidelity Research and Fidelity Fund are wholly-owned subsidiaries of FMR.

(4)	As reported on an Amended Schedule 13G filed on January 28, 2009 by Taube Hodson Stonex Partners, LLP.

(5)	As reported on a Schedule 13G filed on February 13, 2009 by Loomis Sayles & Co., L.P.

(6)	As reported on a Schedule 13G filed on February 5, 2009 by Barclays Global Investors, NA.

(7)	As reported on an Amended Schedule 13G filed on February 13, 2009 by T. Rowe Price Associates, Inc., which may be deemed to beneficially own the shares in its capacity as an investment advisor.

(8)	Includes 1,843,320 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Also includes 40,000 shares held jointly by Mr. Watkins and his wife, as to which Mr. Watkins shares investment and voting power, and 6,000 shares of Common Stock held by Mr. Watkins’s children, as to which Mr. Watkins disclaims beneficial ownership. Does not include 631,680 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days.

(9)	Includes 264,549 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 220,451 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days.

(10)	Includes 749,224 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 128,496 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days. Includes 5,833 shares issuable upon vesting of restricted stock units within 60 days. Does not include 11,667 shares issuable upon vesting of restricted stock units that are not issuable within 60 days.

(11)	Includes 143,122 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 16,878 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days.

(12)	Includes 1,134,150 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 194,880 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days. Dr. Davis shares voting and investment power with respect to 78,040 shares of Common Stock with his wife.

(13)	Includes 159,122 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 16,878 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days.

(14)	Includes 14,622 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 26,378 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days. Does not include 13,177 shares of Common Stock issuable pursuant to deferred stock units if the director ceases to serve as a member of the Board of Directors.

(15)	Includes 56,122 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 16,878 shares issuable upon exercise of options that are not exercisable within 60 days.

(16)	Includes 143,122 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 16,878 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days.

(17)	Includes 452,319 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 222,681 shares issuable upon exercise of options that are not exercisable within 60 days.

(18)	Includes 7,645 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 17,355 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days.

(19)	Includes 95,122 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 16,878 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days.

(20)	Includes 372,624 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 137,376 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days. Includes 5,555 shares issuable upon vesting of restricted stock units within 60 days. Does not include 11,112 shares issuable upon vesting of restricted stock units that are not issuable within 60 days.

(21)	Includes 6,255 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 18,745 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days.

(22)	Includes 1,481,954 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 192,480 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days. Dr. Stump shares voting and investment power with respect to 19,576 shares of Common Stock with his wife as trustees of the Stump Family Trust.

(23)	Includes 53,122 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 16,878 shares issuable upon exercise of options that are not exercisable within 60 days. Does not include 18,852 shares of Common Stock issuable pursuant to deferred stock units if the director ceases to serve as a member of the Board of Directors.

(24)	Includes 6,976,394 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Does not include 1,891,790 shares issuable upon exercise of options that are not exercisable within 60 days. Includes 11,388 shares issuable upon vesting of restricted stock units within 60 days. Does not include 22,779 shares issuable upon vesting of restricted stock units that are not issuable within 60 days. Does not include 32,029 shares of Common Stock issuable pursuant to deferred stock units if participating directors cease to serve as members of the Board of Directors.

EXECUTIVE COMPENSATION

Compensation Committee

The Compensation Committee of the Board of Directors consists of four non-employee directors. The charter of the Compensation Committee may be viewed by accessing the “Investors” page of our website and clicking on “Compensation Committee.” A written copy of the Compensation Committee’s charter may be requested by any stockholder. The Compensation Committee is responsible for setting the policies that govern annual executive compensation. The responsibilities of the Compensation Committee include the following:

•	The review and approval of corporate goals and objectives relevant to the compensation of the President and Chief Executive Officer; the annual evaluation of the performance of the President and Chief Executive Officer; and the setting of the President and Chief Executive Officer’s compensation.

•	The determination of the base and incentive compensation of all executive officers at or above the rank of vice president.

•	The recommendation of equity-based compensation plans to the Board of Directors.

•	The administration of stock option, stock incentive, and other stock compensation plans (including, without limitation, the Stock Incentive Plan and Employee Stock Purchase Plan).

•	The preparation of the Compensation Committee’s report and other compensation information required to be included in the proxy statement for the annual meeting of stockholders.

•	Regular reports and recommendations to the Board of Directors related to employee compensation at the Company.

The Compensation Committee makes compensation decisions regarding the Management Committee, which includes the President and Chief Executive Officer, the Chief Financial Officer, and other executive officers. The Compensation Committee is also responsible for making compensation recommendations regarding our non-employee directors. The Compensation Committee retains Watson Wyatt, an independent executive compensation consulting firm, to provide industry-specific information and advice about executive compensation, compensation program design, and competitive compensation levels. In addition, the Human Resources department provides support to the Compensation Committee in carrying out its responsibilities. Employee attendees at Compensation Committee meetings include the Senior Vice President, Human Resources, members of the Human Resources staff, and the President and Chief Executive Officer.

In 2008, the Compensation Committee met a total of five times, three times in person and two times via teleconference. The agenda for meetings of the Compensation Committee is determined by its Chairman, with the assistance of the Senior Vice President, Human Resources. Topics covered by the Compensation Committee in 2008 included the following:

•	Approval of competitive peer group for the Management Committee’s compensation.

•	Competitive compensation and rewards for the Management Committee.

•	Competitive compensation and rewards for our non-employee directors.

•	Review and approval of stock-based awards, bonus guidelines, and merit increase pool for employees at and above the director-level.

•	Review of stock-based awards for promotions, new hires, and certification / educational achievements for employees below the director-level (awarded according to preset targets approved by the Compensation Committee).

•	Approval of resolutions regarding annual stock-based awards for all employees, as well as all individual stock-based awards to employees at the director-level and above.

•	Approval of salary changes for vice presidents and above.

•	Approval of an amendment to the Employee Stock Purchase Plan, limiting the number of shares employees may purchase in 2009, and recommending an increase in the number of shares available.

•	Review of shares available for grant in the Stock Incentive Plan and recommending an increase in the number of shares available.

In making recommendations on the Management Committee’s compensation, the Compensation Committee relies on Watson Wyatt for competitive data and recommendations on competitive compensation, and relies on the President and Chief Executive Officer for performance data on individual members of the Management Committee (other than the President and Chief Executive Officer). Company performance data are agreed upon by the President and Chief Executive Officer and the Board of Directors.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is a current or former officer or employee of our Company.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board of Directors is responsible for the determination of fair, reasonable, and competitive compensation for the Management Committee. Throughout this proxy statement, the individuals who served as our President and Chief Executive Officer, and Chief Financial Officer during fiscal 2008, as well as the other individuals included in the Summary Compensation Table, are referred to as the Executive Officers.

Philosophy and Objectives

The Compensation Committee’s goal with respect to Executive Officers is to provide compensation sufficient to attract, motivate and retain executives of outstanding ability, performance and potential. The committee seeks to establish and maintain an appropriate relationship between executive compensation and the creation of stockholder value. The Compensation Committee believes that the most effective compensation program is one that provides competitive base pay, rewards the achievement of established annual and long-term goals and objectives, and provides incentives for retention.

The three tools used for executive officer compensation in 2008 were base salary, cash incentive awards, and equity awards. The Compensation Committee believes that these components of compensation enable the Company to retain and motivate its employees.

The Compensation Committee seeks a compensation program that is internally consistent and believes that pay differences among jobs should be commensurate with differences in the levels of responsibility between the President and Chief Executive Officer and the other Executive Officers.

Base Salary.  The Compensation Committee’s philosophy is to maintain executive base salary at a competitive level sufficient to recruit and retain individuals possessing the skills and capabilities necessary to achieve our goals over the long term. An employee’s base salary is determined by the Compensation Committee after considering a variety of factors that include value to us, knowledge, experience, accomplishments, responsibilities of the employee, and market compensation levels for individuals with similar credentials in similar companies. The Compensation Committee may, considering the advice of our management, change the salary of an individual on the basis of its judgment for any reason, including our Company’s performance or that of the individual, changes in responsibility, and changes in the market for executives with similar credentials.

Cash Incentive Awards.  The purpose of the cash incentive award program for Executive Officers is to motivate and reward the achievement of specific preset corporate goals, agreed to in advance by the Board of Directors, along with the achievement of individual performance goals. Sixty percent of the cash incentive award for Executive Officers is based on achievement of corporate goals, and forty percent is based on achievement of individual or functional goals. For 2009, eighty percent of the cash incentive award for the

President and Chief Executive Officer will be based on achievement of corporate goals and twenty percent will be based on achievement of individual goals. Achievement of established corporate goals at the end of the measurement period is presented to and discussed with the Board of Directors by the President and Chief Executive Officer; based on this discussion, the Compensation Committee then determines the percent completion of the goals. Target cash incentive awards for Executive Officers are set based upon analysis of competitive data (see “Setting Executive Compensation” below).

Stock Incentive Awards.  Stock incentive awards are a fundamental element in our executive compensation program because they emphasize our long-term performance, and better align stockholder and management interests. In addition, stock incentives are an effective retention tool and an important part of a competitive compensation program.

Setting Executive Compensation

The process of determining compensation in 2008 for the Executive Officers began with a presentation of the competitive data to the Compensation Committee in January 2008. Watson Wyatt, an independent executive compensation consulting firm, provided the Compensation Committee with relevant market data and alternatives to consider when making compensation decisions.

In consultation with Watson Wyatt and management of the Company, the Compensation Committee chose twenty-three peer biopharmaceutical companies for 2008. The peer company group was based on business strategy, competition for talent, and size (revenue and market capitalization). The peer group data was examined in three “cuts”: (i) full peer group; (ii) full peer group excluding the three companies with market capitalization greater than $10 billion (“First Subset”); and (iii) full peer group excluding the three companies with market capitalization greater than $10 billion and five additional companies with annual revenues greater than $500 million (“Second Subset”). The full peer group includes companies at a more advanced stage of development than the Company because we compete with these companies for executives. However, the Compensation Committee gave appropriate weight to the data from companies that are most similar to us in the First and Second Subsets.

The companies comprising our peer group were:

Alexion Pharmaceuticals Inc. Amylin Pharmaceuticals Inc.† Biogen Idec Inc.* Biomarin Pharmaceutical Inc. Celgene Corp.* Cephalon Inc.† Cubist Pharmaceuticals Inc. Exelixis Inc.	Gilead Sciences Inc.* Imclone Systems Inc.† Medarex Inc. MedImmune Inc.† MGI Pharma Inc. Millennium Pharmaceuticals Inc. Onyx Pharmaceuticals Inc. PDL Biopharma, Inc.	Pharmion Corp. Regeneron Pharmaceuticals Inc. Sepracor Inc.† Theravance Inc. United Therapeutics Corp. Vertex Pharmaceuticals Inc. Zymogenetics Inc.

*	Excluded from First and Second Subsets due to market capitalization greater than $10 billion as of December 31, 2006

†	Excluded from Second Subset due to annual revenues greater than $500 million in fiscal year 2006

Watson Wyatt’s analyses included the following data collected from the proxy statements of the peer group companies: (i) base salary, target and actual bonus; (ii) total cash compensation made up of base salary plus actual bonus; and (iii) total direct compensation consisting of base salary, target bonus, and expected value of long-term incentives, which included the Black-Scholes value of stock options.

As further validation for the market competitiveness of our compensation programs and to supplement insufficient proxy data for two Executive Officer positions, we also review annually the executive pay practices of other similarly situated companies as reported in industry surveys and reports from compensation consulting firms. These surveys are specific to the biopharmaceutical and biotech sector, and we request select (or custom) data cuts of these surveys so that the compensation information reflects the practices of companies that are similar to us.

In the competitive data presented to the Compensation Committee by Watson Wyatt, each compensation element for the Executive Officers was identified as “< 40th” percentile, “40th — 60th” percentile, “60th — 75th” percentile, or “above 75th” percentile, relative to the proxy data from peer companies and the survey data. In general, the Compensation Committee targets the “40th — 60th” percentile on total direct compensation. For certain Executive Officers, the Compensation Committee may deem it appropriate that their compensation exceed the “40th — 60th” percentile of the competitive data due to, among other factors, their extensive experience, the individual’s scope of responsibility, accountability and impact on our operations, and the impact their departure might have on our performance.

The Compensation Committee reviewed the analysis from Watson Wyatt, and held a meeting with the President and Chief Executive Officer and the Senior Vice President, Human Resources, in February 2008, at which the performance of each Executive Officer was discussed. Based upon the analysis provided by Watson Wyatt in combination with these individual performance assessments, the Compensation Committee determined each Executive Officer’s new base salary, cash incentive award for the prior year’s performance, and equity award.

Compensation Elements

The Executive Officers’ compensation structure consists of base salary, cash incentive awards and stock incentive grants. A significant percentage of total direct compensation is allocated to stock incentive grants as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between cash and incentive compensation. Rather, the Compensation Committee reviews information provided by Watson Wyatt to determine the appropriate level and mix of incentive compensation.

Base Salary

The Compensation Committee reviews salary levels annually as part of the Company’s performance review process. The committee also reviews salary upon promotion or other change in an employee’s job responsibility. The Compensation Committee reviews competitive and performance data in order to make compensation decisions that will maintain a competitive standing for each executive officer, but not place them outside a reasonable range of compensation paid to peers in the industry. The Compensation Committee establishes salaries based on a review of the competitive data, consideration of individual performance, compensation relative to other Executive Officers, and the importance to stockholders of that person’s continued service.

Cash Incentive Awards

Cash incentive awards are determined by the Compensation Committee, with advice from the President and Chief Executive Officer, based upon the Compensation Committee’s assessment of the achievement of our corporate goals for the prior year. In determining cash incentive awards for 2008 performance, the Compensation Committee considered the executive team’s achievement of preset corporate goals, and each individual’s performance on their individual goals.

Sixty percent of the cash incentive award for 2008 was based on the following goals:

Albuferon:  Successful completion of dosing in both Phase 3 trials and disclosure of data from the first trial. Goal was achieved.

LymphoStat-B:  Successful enrollment of both Phase 3 trials. Goal was achieved.

ABthrax:  Shipment of doses to Strategic National Stockpile and recording $120 million in revenue. Goal was not achieved by December 2008. However, the Compensation Committee recognized substantial effort undertaken in 2008 to meet this goal that resulted in doses being shipped in January 2009 and revenue to be recorded in the first quarter of 2009.

Cancer Program:  Progress on four early-stage oncology clinical trials. Goal was achieved.

Pipeline/New Opportunities:  Advancement of two new preclinical antibodies by reaching pre-specified milestone. Goal was achieved.

Commercialization Preparedness:  Completion of a cross-functional commercial readiness plan to prepare for potential launch of our two Phase 3 molecules. Goal was achieved.

Manufacturing:  Initiation of a manufacturing alliance by the fourth quarter of 2008. Goal was achieved.

Talent:  Employee-initiated turnover below pre-specified target. Goal was achieved.

Financial:  Net cash burn below pre-specified target. Goal was not achieved due to delay in receiving ABthrax revenue. However, the Compensation Committee recognized that management was successful in partially offsetting the effect of the delay in receiving ABthrax revenue through spending reductions and an increase in other revenue sources.

Based upon this analysis of our 2008 performance in relation to these goals, the Compensation Committee determined that 2008 corporate performance for Executive Officers should be rewarded at 85% of the corporate portion of the cash incentive award targets.

Forty percent of the cash incentive award for 2008 was based on individual or functional goals, upon which each executive officer was assessed individually. These goals were set at a high level of individual performance and were designed to incentivize superior performance by our Executive Officers. In 2008, the Executive Officers largely achieved the performance levels required under their individual and functional goals, which is reflected in the cash incentive awards granted to the Company’s Executive Officers. The cash incentive awards made to Executive Officers are reported in the Summary Compensation Table on page 38.

Stock Incentive Awards

Stock incentive awards may include stock options, stock appreciation rights, restricted or unrestricted stock awards, stock-equivalent units and any other stock-based awards under Section 162(m) of the Internal Revenue Code, and are intended to provide the most meaningful component of executive compensation. They provide compensation in a manner that is related to long-term stockholder value because they are linked to the value of our Common Stock. Historically, we have relied solely on stock options as a means of providing equity incentives for our executives. However, our Stock Incentive Plan enables the grant of all of the forms of equity-based compensation referred to above. More recently, we have also awarded restricted stock to Executive Officers. In 2008, all Executive Officers received their stock incentive awards in the form of incentive stock options with standard four year vesting.

In determining the size of a stock incentive award to an executive officer, the Compensation Committee considers Company performance, competitive data, and the individual’s scope of responsibility and continuing performance. Most importantly, since the stock incentive award is meant to be a retention tool, the Compensation Committee considers the importance to stockholders of that person’s continued service.

In 2008 we continued to give our employees a choice between 100% stock options or a mix of 50% stock options and 50% restricted stock units for their stock award. There is an exchange ratio between stock options and restricted stock units, which is determined based on the Black-Scholes valuation method and is revisited on an annual basis. In 2008, the ratio was 2.25 stock options to 1 restricted stock unit. This program was available to all employees, including Executive Officers. All options are granted with an exercise price equal to the closing price of our Common Stock on the date of grant, and vest over the first four years of the ten-year option term. The restricted stock units also vest over a four year period. When each restricted stock unit vests, one share of our Common Stock is issued to the unit holder.

Executive Severance Plan

The President and Chief Executive Officer, as well as other Executive Officers identified by the Compensation Committee, are eligible for the Executive Severance Plan (the “Plan”). In the event of a change of control which results in the termination of a Plan participant, or in the event of the termination of the participant’s employment with us, or for good reason by the participant, we will provide the participant with the following payments and benefits:

1. A lump sum cash payment equal to 1.5 (2.0 for the President and Chief Executive Officer) multiplied by the sum of the participant’s annual salary and the average of the participant’s cash incentive payments for the last three years.

2. Continuation of the participant’s participation in our group medical, dental, life, and disability plans for 18 months (24 months for the President and Chief Executive Officer) after the date of termination.

3. Full vesting of all stock options.

The above is a general description of the Plan. Detailed provisions and limitations are outlined in the Plan document.

Timing of Annual Awards

In order to assess the performance of a full calendar year, annual awards are distributed in March of the following year. In 2007, the Compensation Committee decided that all annual stock-based awards, beginning with awards issued in 2007, would have an effective date on March 10th of each year, or, if March 10th is not a day on which our Common Stock is traded, on the next preceding day on which our Common Stock is traded. Salary increases for 2008 were effective on February 25, 2008. Stock awards had an effective date of March 10, 2008. Salary increases based on 2008 performance were effective on February 16, 2009. Stock-based awards were approved by the Compensation Committee on February 25, 2009, with an effective date of March 10, 2009. Cash incentive awards for 2008 performance were approved by the Compensation Committee on February 25, 2009 and were paid on March 13, 2009.

Compensation for Newly Hired Executive Officers

When determining compensation for a new executive officer, factors taken into consideration are the individual’s skills, background, and experience, the individual’s potential impact on our short-and long-term success, and competitive data from both the list of peer companies and industry-specific published surveys, and data collected from executive search consultants and prospective candidates during the recruitment process.

In addition, we make a grant of stock options when an executive officer joins the Company and may, at the Compensation Committee’s discretion, also grant restricted stock or restricted stock units upon hire. Options are granted at no less than 100% of the fair market value on the date of grant. In 2008, we hired no new Executive Officers.

Chief Executive Officer’s Compensation

Mr. Watkins’ base salary was set at $700,000 per year for 2008, and he received a grant of 500,000 stock options. His cash incentive award for 2008 performance, paid in 2009, was $450,000. The Compensation Committee determined Mr. Watkins’ compensation awards after considering a variety of factors, including Mr. Watkins’ performance against preset goals, his level of responsibility within the Company, industry surveys and the counsel provided by Watson Wyatt based on the competitive data discussed earlier.

For 2009, Mr. Watkins will not receive an increase in base pay. The decision was based on external market conditions and a desire to conserve cash. The Committee also determined that a reduction to Mr. Watkins’ salary was not warranted because he had performed well against preset goals. In addition, under Mr. Watkins’ leadership, the Company navigated through critical challenges in 2008 that were outside the

Company’s control, including the Albuferon dose reduction and the FDA delay in authorizing the shipment of ABthrax. Moreover, it is the desire of the Compensation Committee that Mr. Watkins’ salary remain competitive with that of his peers.

Perquisites and Other Personal Benefits

We provide certain Executive Officers with perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with our overall compensation program. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to our Executive Officers.

In 2008 Mr. Watkins received a car allowance, payment of insurance premiums to cover the supplemental disability insurance policy provided to all of our officers, and reimbursement of certain personal travel. In 2008, the Compensation Committee approved a one-year extension, to November 2009, of reimbursement of certain personal travel.

The remaining Executive Officers are eligible for an executive salary continuation plan that is offered to all of our officers and provides an individual disability income policy to cover the loss above the group benefit potential. The individual policy is paid for by the Company. Since it is an individual policy, each executive must apply and qualify on an individual basis. This individual policy belongs to the officer and would transfer with the officer should he or she leave the Company.

Tax Implications

Compensation Deduction Limit.  As part of its role, the Compensation Committee considers the deductibility of executive compensation. Section 162(m) of the Internal Revenue Code limits the federal income tax deduction that a public company is allowed for compensation paid to certain Executive Officers unless the compensation is performance based. This deduction limit is currently $1,000,000 per year, per executive officer.

The Compensation Committee’s intention is and has been to comply with the requirements of Section 162(m) to maximize the Company’s tax deductibility of executive compensation unless the Compensation Committee concludes that adherence to these requirements would not be in the best interest of the Company or its stockholders. For instance, in certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for the Company’s Executive Officers. Likewise, so that the Compensation Committee may retain maximum flexibility to structure performance targets based on corporate and individual metrics designed to achieve our various corporate goals, our annual incentive compensation award program does not conform to the requirements of Section 162(m). In addition, the deductibility of an executive officer’s compensation can depend upon the timing of the executive officer’s vesting, as well as other factors beyond the Company’s control. Therefore an executive officer’s compensation is not necessarily limited to that which is deductible by the Company under Section 162(m).

All stock option awards granted to our Executive Officers have been structured so that the compensation realized when the stock options are exercised should be treated as performance-based compensation exempt from the deduction limitation of Section 162(m). In contrast, the compensation the Executive Officers will realize when any restricted stock or restricted stock units they have received to date vest will not be treated as performance-based and its deductibility by the Company for federal income tax purposes may be limited depending upon the value of our Common Stock on the vesting date and the amount of other nonperformance-based compensation that the executive officer receives in that same year. The Compensation Committee believes that all of the nonperformance-based compensation paid to our Executive Officers in 2008 should be deductible by the Company for federal income tax purposes except for the amount of nonperformance-based compensation paid to Mr. Watkins in excess of $1,000,000.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Augustine Lawlor, Chair
Tuan Ha-Ngoc
Argeris N. Karabelas, Ph.D.
John L. LaMattina, Ph.D.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2006, 2007 and 2008 by our Chief Executive Officer, Chief Financial Officer, and our three other most highly-compensated executive officers:

						Non-Equity
					Option	Incentive Plan
		Salary ($)	Bonus ($)	Stock Awards ($)	Awards ($)	Compensation ($)	All Other
Name and Principal Position	Year	(1)	(2)	(3)	(4)	(5)	Compensation ($)		Total ($)

H. Thomas Watkins	2008	696,154	—	—	2,247,000	450,000	34,582	(8)	3,427,736
Chief Executive Officer and	2007	671,154	—	—	2,145,504	500,000	36,534	(8)	3,353,192
President	2006	650,000	—	—	1,683,137	650,000	46,756	(8)	3,029,893
Timothy C Barabe(6)	2008	361,846	—	—	468,567	130,000	8,545	(9)	968,958
Senior Vice President and	2007	348,462	—	—	390,328	140,000	9,482	(9)	888,272
Chief Financial Officer	2006	156,923	—	—	138,802	150,000	180,716	(9)	626,441
Barry A. Labinger	2008	474,638	—	137,437	751,539	190,000	9,572	(10)	1,563,186
Executive Vice President	2007	460,000	—	223,629	662,235	205,000	9,572	(10)	1,560,436
and Chief Commercial Officer	2006	460,000	91,000(7)	223,833	505,776	300,000	275,103	(10)	1,855,712
David C. Stump, M.D.	2008	472,692	—	438,651	488,849	195,000	12,809	(11)	1,608,001
Executive Vice President,	2007	457,692	—	190,361	657,385	205,000	12,809	(11)	1,523,247
Research and Development	2006	442,115	—	195,750	877,894	300,000	12,684	(11)	1,828,443
James H. Davis, Ph.D., J.D.	2008	433,846	—	146,217	476,885	175,000	15,230	(12)	1,247,178
Executive Vice President,	2007	396,615	—	63,454	643,092	180,000	15,230	(12)	1,298,391
General Counsel and Secretary	2006	375,500	—	65,250	858,487	245,000	15,105	(12)	1,559,342

(1)	Includes amounts earned but deferred at the election of the Named Executive Officer, such as salary deferrals under our 401(k) plan established under Section 401(k) of the Internal Revenue Code.

(2)	Performance-based bonuses are generally paid under our cash bonus program and reported as Non-Equity Incentive Plan Compensation. Except as otherwise noted, amounts reported as Bonus represent discretionary bonuses awarded by the Compensation Committee in addition to any amounts earned under the cash bonus program.

(3)	Reflects the dollar amount recognized for financial reporting purposes in accordance with FAS 123(R) and thus may include amounts from awards granted prior to the year indicated. Expense recognized for financial reporting purposes equals the number of shares attributable to service multiplied by the fair market value per share of the award as of the date of grant.

(4)	Reflects the dollar amount recognized for financial reporting purposes in accordance with FAS 123(R) and thus includes amounts from awards granted prior to the year indicated. Assumptions used in the calculation of this amount for years ended December 31, 2006, 2007 and 2008 are included in Note K to our audited financial statements for the year ended December 31, 2008, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2009.

(5)	Represents bonus amounts earned under our cash bonus program.

(6)	Mr. Barabe was appointed as our Senior Vice President and Chief Financial Officer on July 10, 2006.

(7)	Mr. Labinger’s 2006 bonus represents $91,000 in recognition of service as acting CFO from January 2006 to July 2006.

(8)	Includes a car allowance of $12,000 and payment of insurance premiums of $9,294 for each year presented.

Includes company contributions to a 401(k) plan account for the executive of $3,750, $3,875 and $5,125 for 2006, 2007 and 2008, respectively, and reimbursement of commuting expenses of $21,712, $11,364 and $8,163 for travel to and from Chicago, Illinois for 2006, 2007 and 2008, respectively.

(9)	Includes payment of relocation expenses of $116,056 plus related tax reimbursements of $64,010 in 2006. Includes payment of insurance premiums of $4,357 and $4,022 in 2007 and 2008, respectively, and company contributions to a 401(k) plan account for the executive of $650, $5,125 and $4,523 in 2006, 2007 and 2008, respectively.

(10)	Includes payment of relocation expenses of $175,000 plus related tax reimbursements of $94,231, and the payment of insurance premiums of $5,872 for 2006. Includes payment of insurance premiums of $5,697 and company contributions to a 401(k) plan account for the executive of $3,875 for both 2007 and 2008.

(11)	Includes payment of insurance premiums of $7,684 for each year presented and company contributions to a 401(k) plan account for the executive of $5,000 for 2006 and $5,125 for both 2007 and 2008.

(12)	Includes payment of insurance premiums of $10,105 for each year presented and company contributions to a 401(k) plan account for the executive of $5,000 for 2006 and $5,125 for both 2007 and 2008.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to option awards and other plan-based awards granted during the fiscal year ended December 31, 2008 to our named executive officers:

					All Other
					Awards:		Grant Date
		Estimated Future Payouts Under			Number of	Exercise or	Fair Value of
		Non-Equity			Securities	Base Price of	Stock and
		Incentive Plan Awards(1)			Underlying	Option	Option
		Threshold	Target	Maximum	Options	Awards(2)	Awards(3)
Name	Grant Date	($)	($)	($)	(#)	($)	($)

H. Thomas Watkins	N/A	393,750	525,000	1,312,500
	3/10/2008				500,000	4.92	1,017,650
Timothy C. Barabe	N/A	109,200	145,600	364,000
	3/10/2008				125,000	4.92	254,413
Barry A. Labinger	N/A	161,089	214,785	536,963
	3/10/2008				150,000	4.92	305,295
David C. Stump, M.D.	N/A	160,313	213,750	534,375
	3/10/2008				150,000	4.92	305,295
James H. Davis, Ph.D., J.D.	N/A	148,500	198,000	495,000
	3/10/2008				150,000	4.92	305,295

(1)	The amounts reflect the minimum payment level under the cash bonus program which is 75% of the target amount. The maximum amount is 250% of the target amount. The target amount is based on the individual’s current salary and represents 75% of Mr. Watkins’s base salary, 40% of the base salary for Mr. Barabe and 45% of the base salary for Mr. Labinger and Drs. Stump and Davis.

(2)	Options granted under our Stock Incentive Plan have an exercise price equal to the closing price on The NASDAQ Stock Market on the date of grant.

(3)	Reflects the dollar amount recognized for financial reporting purposes in accordance with FAS 123(R). Assumptions used in the calculation of these amounts are included in Note K to our audited financial statements included in our 2008 Annual Report on Form 10-K.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information with respect to the value of all unexercised options awarded to our named executive officers as of December 31, 2008:

	Option Awards(1)
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options (#)	Options(2) (#)	Exercise	Expiration
Name	Exercisable	Unexercisable	Price ($)	Date

H. Thomas Watkins	1,250,000	—	10.47	11/21/2014
	223,080	101,920	10.89	3/14/2016
	174,720	225,280	10.62	3/10/2017
	93,600	406,400	4.92	3/20/2018
Timothy C. Barabe	157,083 (3)	102,917 (3)	10.11	7/10/2016
	43,680	56,320	10.62	3/10/2017
	23,400	101,600	4.92	3/10/2018
Barry A. Labinger	249,999	50,001	13.43	8/15/2015
	25,740	11,760	10.89	3/14/2016
	37,700	24,800	10.11	7/10/2016
	54,600	70,400	10.62	3/10/2017
	28,080	121,920	4.92	3/10/2018
David C. Stump, M.D.	495,424	—	21.84	11/1/2009
	200,000	—	65.56	12/6/2010
	140,000	—	38.63	12/5/2011
	115,000	—	9.35	12/11/2012
	100,000	—	12.38	12/10/2013
	112,433	2,577	12.56	1/17/2015
	134,000 (4)	—	12.56	4/7/2010
	68,640	31,360	10.89	3/14/2016
	54,600	70,400	10.62	3/10/2017
	28,080	121,920	4.92	3/10/2018
James H. Davis, Ph.D., J.D.	160,000	—	29.38	12/9/2009
	200,000	—	65.56	12/6/2010
	140,000	—	38.63	12/5/2011
	115,000	—	9.35	12/11/2012
	100,000	—	12.38	12/10/2013
	97,789	2,241	12.56	1/17/2015
	134,000 (4)	—	12.56	4/7/2010
	68,640	31,360	10.89	3/14/2016
	56,784	73,216	10.62	3/10/2017
	28,080	121,920	4.92	3/10/2018

(1)	There were no outstanding restricted stock awards as of December 31, 2008 as all previously granted restricted stock awards had vested or been cancelled.

(2)	Except as otherwise noted, each option vests at the rate of one-eighth of the underlying shares on the six-month anniversary of the date of grant and the remaining shares vest monthly on a ratable basis for the next 42 months.

(3)	One-fourth of the underlying shares vested on July 10, 2007, the one-year anniversary of the date of grant. The remaining shares vest monthly on a ratable basis for the next 36 months.

(4)	Drs. Stump and Davis each received a grant on April 7, 2005 which vested at a rate of one-fourth of the underlying shares on the six-month anniversary of the date of grant and the remaining shares vested monthly on a ratable basis for the next 18 months.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information concerning option exercises by our named executive officers and vesting of our Common Stock held by them during the fiscal year ended December 31, 2008:

	Option Awards		Stock Awards
		Value Realized on	Number of Shares	Value Realized on
Name	Number of Shares Acquired on Exercise (#)	Exercise ($)(1)	Acquired on Vesting (#)	Vesting ($)(2)

H. Thomas Watkins	—	—	—	—
Timothy C. Barabe	—	—	—	—
Barry A. Labinger	—	—	16,500	131,010
David C. Stump, M.D.	—	—	15,000	109,500
James H. Davis, Ph.D., J.D.	—	—	5,000	36,500

(1)	Based on the difference between the market price of our Common Stock on the date of exercise and the exercise price.

(2)	Based on the market price for our Common Stock on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Termination without a Change in Control

In November 2004, we entered into an employment agreement with Mr. Watkins in which Mr. Watkins agreed to serve as our Chief Executive Officer. Under that agreement, as amended in December 2007 and December 2008, if we terminate Mr. Watkins’s employment agreement without cause or choose not to renew the employment agreement, or if Mr. Watkins terminates the employment agreement with good reason, upon such termination or non-renewal, Mr. Watkins will be entitled to receive 24 months’ base salary over the salary continuation period and a pro rata bonus payment based on the bonus earned in the prior fiscal year. Mr. Watkins will be entitled to continue to participate in our group health plan for a period of 24 months at our sole expense, provided that Mr. Watkins is not then eligible to participate in a group health plan of another entity. Upon termination, Mr. Watkins’s stock options will immediately vest for those shares that were otherwise scheduled to vest over the 12-month period following the date of termination. Mr. Watkins shall have 18 months from the date of his termination to exercise all vested stock options outstanding upon the date of termination, but in no event may Mr. Watkins or his estate exercise any stock option beyond its term stated in the applicable award agreement.

In July 2006, we entered into a letter agreement with Mr. Barabe in which Mr. Barabe agreed to serve as our Senior Vice President and Chief Financial Officer. As a result of the execution of a new executive agreement by Mr. Barabe in December 2007, as amended in December 2008, the existing severance arrangements for Mr. Barabe were amended to provide that in the event Mr. Barabe’s employment is terminated by us without cause or terminated by Mr. Barabe for cause, we shall pay to Mr. Barabe all accrued but unpaid base salary, any earned but unpaid bonuses for any prior period, all earned or vested incentive compensation, deferred compensation and other compensation or benefits, all accrued but unpaid reimbursable business expenses and all accrued but unused vacation time. We shall continue to pay Mr. Barabe’s base salary for a period of 12 months and we shall also pay to Mr. Barabe a pro rata bonus payment based on the bonus earned the prior fiscal year. Mr. Barabe will be entitled to continue to participate in our group health plan for a period of 12 months at our sole expense, provided that Mr. Barabe is not then eligible to participate in a group health plan of another entity. Mr. Barabe shall have 12 months from the date of his termination to exercise all vested stock options outstanding upon the date of termination, but in no event may Mr. Barabe or his estate exercise any stock option beyond its term stated in the applicable award agreement.

In June 2005, we entered into a letter agreement with Mr. Labinger in which Mr. Labinger agreed to serve as our Executive Vice President and Chief Commercial Officer. As a result of the execution of a new executive agreement by Mr. Labinger in December 2007 as amended in December 2008, the existing severance arrangements for Mr. Labinger were amended to provide that in the event Mr. Labinger’s employment is terminated by us without cause or terminated by Mr. Labinger for cause, we shall pay to Mr. Labinger all accrued but unpaid base salary, any earned but unpaid bonuses for any prior period, all earned or vested incentive compensation, deferred compensation and other compensation or benefits, all accrued but unpaid reimbursable business expenses and all accrued but unused vacation time. We shall continue to pay Mr. Labinger’s base salary for a period of 12 months and we shall also pay to Mr. Labinger a pro rata bonus payment based on the bonus earned the prior fiscal year. Mr. Labinger will be entitled to continue to participate in our group health plan for a period of 12 months at our sole expense, provided that Mr. Labinger is not then eligible to participate in a group health plan of another entity. Mr. Labinger shall have 12 months from the date of his termination to exercise all vested stock options outstanding upon the date of termination, but in no event may Mr. Labinger or his estate exercise any stock option beyond its term stated in the applicable award agreement.

In December 2004, we entered into an Executive Agreement with Dr. Stump, as amended in December 2007 and December 2008, which provides that in the event Dr. Stump’s employment is terminated by us without cause or terminated by Dr. Stump for cause, we shall pay to Dr. Stump all accrued but unpaid base salary, any earned but unpaid bonuses for any prior period, all earned or vested incentive compensation, deferred compensation and other compensation or benefits, all accrued but unpaid reimbursable business expenses and all accrued but unused vacation time. We shall continue to pay Dr. Stump’s base salary for a period of 12 months and we shall also pay to Dr. Stump a pro rata bonus payment based on the bonus earned the prior fiscal year. Dr. Stump will be entitled to continue to participate in our group health plan for a period of 12 months at our sole expense, provided that Dr. Stump is not then eligible to participate in a group health plan of another entity. Dr. Stump shall have 12 months from the date of his termination to exercise all vested stock options outstanding upon the date of termination, but in no event may Dr. Stump or his estate exercise any stock option beyond its term stated in the applicable award agreement.

In December 2004, we entered into an Executive Agreement with Dr. Davis, as amended in December 2007 and December 2008, which provides that in the event Dr. Davis’s employment is terminated by us without cause or terminated by Dr. Davis for cause, we shall pay to Dr. Davis all accrued but unpaid base salary, any earned but unpaid bonuses for any prior period, all earned or vested incentive compensation, deferred compensation and other compensation or benefits, all accrued but unpaid reimbursable business expenses and all accrued but unused vacation time. We shall continue to pay Dr. Davis’s base salary for a period of 12 months and we shall also pay to Dr. Davis a pro rata bonus payment based on the bonus earned the prior fiscal year. Dr. Davis will be entitled to continue to participate in our group health plan for a period of 12 months at our sole expense, provided that Dr. Davis is not then eligible to participate in a group health plan of another entity. Dr. Davis shall have 12 months from the date of his termination to exercise all vested stock options outstanding upon the date of termination, but in no event may Dr. Davis or his estate exercise any stock option beyond its term stated in the applicable award agreement.

Termination Upon a Change in Control

In July 1998, we established a Key Executive Severance Plan for our Chief Executive Officer, President and other key employees, and pursuant to that plan, as amended in December 2008, we entered into agreements with the executive officers. The agreements provide that in the event the executive’s employment is terminated by us or successor without cause or by the executive for good reason, in either case within 18 months of a Change in Control (as defined in the Key Executive Severance Plan), we shall make a cash payment to the executive equal to 1.5 times the sum of the executive’s annual salary plus bonus (2.0 times in the case of the Chief Executive Officer) and the executive will be entitled to continue to participate in our group medical, dental, life and disability programs for a period of 18 months (24 months in the case of the

Chief Executive Officer) at the same rates applicable to the executive during the executive’s employment. In addition, the Key Executive Severance Plan provides that upon a Change in Control, all option grants will vest unless the options are assumed or replaced in connection with the Change in Control and the assumed or replacement options will vest in the event the executive’s employment is terminated without cause or the executive resigns for good reason, in either case within 18 months of the Change in Control. Each executive also agreed to certain confidentiality and non-solicitation provisions as a condition to participation in the Key Executive Severance Plan.

The following table sets forth information with respect to compensation to the executives upon a Change in Control:

	Cash	Equity	Benefits and
	Payment(1)	Acceleration(2)	Perquisites(3)
Name	($)	($)	($)

H. Thomas Watkins	2,466,667	—	68,339
Timothy C. Barabe	756,000	—	36,980
Barry A. Labinger	1,063,450	—	44,271
David C. Stump, M.D.	1,062,500	—	50,823
James H. Davis, Ph.D., J.D.	960,000	—	61,686

(1)	Cash payment equals the executive’s annual salary as of December 31, 2008 plus their calculated bonus multiplied by the amount indicated in the discussion above. Calculated bonus equals average of the three prior years’ annual bonuses. If the executive has been with us less than three years, their average is calculated based on the actual number of years employed with us.

(2)	Aggregate intrinsic value of unvested stock options and stock awards as of December 31, 2008. For stock options, aggregate intrinsic value represents only the value for those options in which the exercise price of the option is less than the market value of our stock on December 31, 2008.

(3)	Reflects the present value of premiums for 18 months (24 months for Mr. Watkins) for group medical, dental, life and disability programs. Amounts are based on the premiums in effect at December 31, 2008 and include tax reimbursement at a marginal tax rate of 40%.

DIRECTOR COMPENSATION

The following table sets forth information concerning the compensation earned during the last fiscal year by each individual who served as a director at any time during the fiscal year:

	Fees
	Earned or
	Paid in	Stock	Option
Name	Cash ($)	Awards(1) ($)	Awards(2) ($)	Total ($)

Richard J. Danzig	59,000	—	72,396	131,396
Jürgen Drews, M.D.	54,500	—	72,396	126,896
Maxine Gowen, Ph.D.(3)	—	41,194	30,322	71,516
Tuan Ha-Ngoc	69,250	—	90,734	159,984
A. N. “Jerry” Karabelas, Ph.D.	79,500	—	72,396	151,896
John L. LaMattina, Ph.D.(4)	19,653	—	16,139	35,792
Augustine Lawlor	69,772	36,125	84,831	190,729
Max Link, Ph.D.(5)	20,625	11,000	61,642	93,267
David P. Southwell(6)	14,125	—	11,323	25,448
Robert C. Young, M.D.	—	53,750	84,522	138,272

(1)	Reflects fair market value of shares of Common Stock issued to director under the Human Genome Sciences, Inc. Non-Employee Director Equity Compensation Plan as described below.

(2)	Reflects the dollar amount recognized for financial reporting purposes during 2008 in accordance with FAS 123(R) for all option awards outstanding for any portion of the current year. Assumptions used in the calculation of this amount for years ended December 31, 2006, 2007 and 2008 are included in Note K to the audited financial statements for the year ended December 31, 2008, included in the our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2009. The aggregate number of option awards outstanding as of December 31, 2008 for Mr. Danzig was 160,000, Dr. Drews was 176,000, Dr. Gowen was 41,000, Mr. Ha-Ngoc was 73,000, Dr. Karabelas was 160,000, Dr. LaMattina was 25,000, Mr. Lawlor was 112,000, Mr. Southwell was 25,000 and Dr. Young was 70,000.

(3)	Dr. Gowen became a director in February 2008.

(4)	Dr. LaMattina became a director in May 2008.

(5)	Dr. Link ceased being a member of the Board of Directors in May 2008.

(6)	Mr. Southwell became a director in July 2008.

In 2008, each director who was not an employee was eligible to receive a director’s fee of $25,000 per year and a fee ranging from $750 to $2,000 for participation in each meeting of the Board of Directors or meeting of a committee of the Board of Directors. The Chairman of the Board is entitled to an additional director fee at a rate of $25,000 per year. The chairman of the Audit Committee is entitled to an additional director fee at a rate of $10,000 per year, with each member of the Audit Committee other than the chair receiving an additional fee of $5,000. The chairmen of the Nominating and Governance Committee and Compensation Committee are entitled to an additional director fee of $5,000 per year, with each member of these committees other than the chairs receiving an additional fee of $3,000. Directors who are also employees received no compensation for their services to us as directors.

Each non-employee director is entitled to receive an automatic grant of an option to purchase 25,000 shares of Common Stock on the date that such non-employee director is first elected or appointed. Each non-employee director is entitled to receive an automatic grant of an option to purchase 16,000 shares of Common Stock on the day immediately following the date of each annual meeting of stockholders.

In January 2007, the Board of Directors adopted the Human Genome Sciences, Inc. Non-Employee Director Equity Compensation Plan. The plan enables non-employee directors to elect to receive shares of our Common Stock in lieu of cash fees otherwise payable to such directors for their services on the Board of Directors. Under the plan, directors may receive fully vested shares of Common Stock or elect to have fully vested stock units credited to an account. Stock units credited to a director’s account will be settled in shares of Common Stock when the director ceases to serve on the Board of Directors. The number of shares of Common Stock or stock units will be based on the fair market value of our Common Stock on the date the cash fees are otherwise payable to the director.

All directors are reimbursed for expenses incurred in connection with attending meetings of the Board of Directors.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding our equity compensation plans as of December 31, 2008.

Number of Securities
Remaining Available for
	Number of Securities to	Weighted-Average	Future Issuance Under Equity
	be Issued Upon Exercise	Exercise Price of	Compensation Plans
	of Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights(1)	Warrants and Rights	Reflected in First Column)(1)

Equity compensation plans approved by security holders	28,373,151	$15.40	7,106,184
Equity compensation plans not approved by security holders	—	—	—

Total	28,373,151		7,106,184

(1)	Represents shares of our Common Stock issuable in connection with such equity compensation plans.

RELATED PERSON TRANSACTIONS

Procedures for Approval of Related Person Transactions

It is the responsibility of our Audit Committee to review all transactions or arrangements between our company and any of our directors, officers, principal shareholders or any of their respective affiliates, associates or related parties.

Fox Chase Cancer Center

During 2008, we made payments to Fox Chase Cancer Center in the ordinary course of business in the aggregate amount of approximately $125,000 for the cost of clinical trials carried out on our drugs. Dr. Young is Chancellor of Fox Chase Cancer Center, which we use as one of the numerous clinical testing sites for our product candidates.

ADDITIONAL INFORMATION

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, file reports of ownership and changes in ownership with the SEC and provide us with copies of such reports. We have reviewed such reports received by us and written representations from our directors and executive officers. Based solely on such review, we believe that all ownership reports were timely filed during 2008, except that Maxine Gowen, one of our directors, filed one late report with respect to one transaction.

Other Matters

Our Board of Directors knows of no other business which will be presented for consideration at the Annual Meeting. Return of a valid proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournment or postponement thereof.

WE WILL PROVIDE WITHOUT CHARGE A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES, TO EACH OF OUR STOCKHOLDERS OF RECORD ON MARCH 13, 2009, AND TO EACH BENEFICIAL OWNER OF COMMON STOCK ON THAT DATE, UPON RECEIPT OF A WRITTEN REQUEST THEREFOR MAILED TO OUR OFFICES, 14200 SHADY GROVE ROAD, ROCKVILLE, MARYLAND 20850, ATTENTION: INVESTOR RELATIONS OFFICE. IN THE EVENT THAT EXHIBITS TO SUCH FORM 10-K ARE REQUESTED, A FEE WILL BE CHARGED FOR REPRODUCTION OF SUCH EXHIBITS. REQUESTS FROM BENEFICIAL OWNERS OF COMMON STOCK MUST SET FORTH A GOOD FAITH REPRESENTATION AS TO SUCH OWNERSHIP. OUR FILINGS WITH THE SEC ARE AVAILABLE WITHOUT CHARGE ON OUR WEBSITE (WWW.HGSI.COM) AS SOON AS REASONABLY PRACTICABLE AFTER FILING.

Proposals for the 2010 Annual Meeting

The deadline for submission of stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2010 annual meeting of stockholders is November 24, 2009. Any such proposal received by our principal executive offices in Rockville, Maryland after such date will be considered untimely and may be excluded from the proxy statement and form of proxy.

The deadline for submission of stockholder proposals to be presented at the 2010 annual meeting of stockholders, but which will not be included in the proxy statement and form of proxy relating to such meeting, is January 23, 2010. Any such proposal received by our principal executive offices in Rockville, Maryland after such date may be considered untimely and excluded. If such proposal is presented at the 2010 annual meeting of stockholders, the persons named in the proxy for such meeting may exercise their discretionary voting power with respect to such proposal.

By Order of the Board of Directors,

James H. Davis, Secretary

March 24, 2009

THE BOARD OF DIRECTORS HOPES THAT YOU WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY OR VOTE OVER THE INTERNET OR BY TELEPHONE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

Annex A

HUMAN GENOME SCIENCES, INC.
AMENDED AND RESTATED STOCK INCENTIVE PLAN

1.	ESTABLISHMENT, PURPOSE AND TYPES OF AWARDS

Human Genome Sciences, Inc., a Delaware corporation (the “Company”), maintains the Human Genome Sciences, Inc. Amended and Restated 2000 Stock Incentive Plan, which is further amended and restated herein and which shall hereafter be known as the Human Genome Sciences, Inc. Amended and Restated Stock Incentive Plan (the “Plan”). The purpose of the Plan is to promote the long-term growth and profitability of the Company by (i) providing key people with incentives to improve stockholder value and to contribute to the growth and financial success of the Company, and (ii) enabling the Company to attract, retain and reward the best-available personnel.

The Plan is the continuation of the Company’s Amended and Restated 2000 Stock Incentive Plan, as amended by the first and second amendments thereto. The Plan permits the granting of stock options (including incentive stock options qualifying under Code section 422 and nonqualified stock options), stock appreciation rights, restricted or unrestricted stock awards, stock-equivalent units and other stock-based awards, or any combination of the foregoing.

2.	DEFINITIONS

Under this Plan, except where the context otherwise indicates, the following definitions apply:

(a) “Affiliate” shall mean any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies and partnerships). For this purpose, “control” shall mean ownership of 50% or more of the total combined voting power or value of all classes of stock or interests of the entity.

(b) “Annual Director Option” shall mean the stock option issuable pursuant to Section 6(b)(ii) of the Plan.

(c) “Award” shall mean any stock option, stock appreciation right, restricted or unrestricted stock award, stock-equivalent unit or other stock-based award granted under the Plan or one of the Prior Plans.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(f) “Common Stock” shall mean shares of common stock of the Company, par value of one cent ($.01) per share.

(g) “Company” shall mean Human Genome Sciences, Inc., a Delaware corporation.

(h) “Current Share Pool” shall mean the sum of 1,500,000 shares of Common Stock plus the number of Carryover Shares, as defined in Section 4(a), as of March 11, 2009.

(i) “Director” shall mean a member of the Board.

(j) “Effective Date” shall mean the date upon which the Plan, as amended and restated herein, is approved by the stockholders of the Company.

(k) “Fair Market Value” shall mean, with respect to the Common Stock, as of any date:

(i) if the principal market for the Common Stock (as determined by the Administrator if the Common Stock is listed or admitted to trading on more than one exchange or market) is a national securities exchange or an established securities market, the official closing price per share of Common Stock for the regular market session on that date on the principal exchange or market on which the Common Stock is then listed or admitted to trading or, if no sale is reported for that date, on the last preceding day on which a sale was reported;

(ii) if the principal market for the Common Stock is not a national securities exchange or an established securities market, the average of the highest bid and lowest asked prices for the Common Stock on that date as reported on a national quotation system or, if no prices are reported for that date, on the last preceding day on which prices were reported; or

(iii) if the Common Stock is neither listed or admitted to trading on a national securities exchange or an established securities market, nor quoted by a national quotation system, the value determined by the Administrator in good faith.

(l) “Grant Agreement” shall mean a written document, including an electronic writing acceptable to the Administrator, memorializing the terms and conditions of an Award and shall incorporate the terms of the Plan.

(m) “Initial Director Option” shall mean the stock option issuable pursuant to Section 6(b)(i) of the Plan.

(n) “Non-Employee Director” shall mean a Director who is not an employee of the Company or any of its Affiliates.

(o) “Plan” shall mean the Human Genome Sciences, Inc. Amended and Restated Stock Incentive Plan, as set forth herein and as amended from time to time.

(p) “Prior Plans” shall mean the Company’s 1993 Incentive and Non-qualified Stock Option Plan, and 1994 Stock Option Plan.

3.	ADMINISTRATION

(a) Administration of the Plan.  The Plan shall be administered by the Board or by such committee or committees as may be appointed by the Board from time to time (the Board, committee or committees hereinafter referred to as the “Administrator”).

(b) Powers of the Administrator.

(i) The Administrator shall have all the powers vested in it by the terms of the Plan, such powers to include authority, in its sole and absolute discretion, to grant Awards under the Plan, prescribe Grant Agreements evidencing such Awards and establish programs for granting Awards; provided, however, that the Administrator shall not have the discretion to grant options to non-employee directors except as provided in Section 6(b) of the Plan.

(ii) The Administrator shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to: (A) determine the eligible persons to whom, and the times at which Awards shall be granted; (B) determine the types of Awards to be granted; (C) determine the number of shares to be covered by or used for reference purposes for each Award; (D) impose such terms, limitations, restrictions and conditions upon any Award as the Administrator shall deem appropriate; (E) modify, amend, extend or renew outstanding Awards, or accept the surrender of outstanding Awards and substitute new Awards (provided however, that, except as provided in Section 7(d) of the Plan, any modification that would materially adversely affect any outstanding Award shall not be made without the consent of the holder and no such modification, amendment or substitution that results in repricing the Award, within the meaning of Nasdaq Marketplace Rule 4350(i)(1)(A) and IM-4350-5, or any successor provision, shall be made without prior stockholder approval); (F) accelerate or otherwise change the time in which an Award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Award in connection with a change in control of the Company or other extraordinary transaction affecting the Company or its capitalization, or the termination of any grantee’s employment or other relationship with the Company, including any such termination that results from death or disability; (G) establish objectives and conditions, if any, for earning Awards and determining whether Awards will be paid with respect to a performance period; and (H) for any purpose, including but not limited to, qualifying for preferred tax treatment under foreign tax laws or otherwise complying with the regulatory requirements of local or foreign jurisdictions, to establish, amend, modify, administer or terminate sub-plans, and prescribe, amend and rescind rules and regulations relating to such sub-plans.

(iii) The Administrator shall have full power and authority, in its sole and absolute discretion, to administer and interpret the Plan and to adopt and interpret such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable.

(c) Non-Uniform Determinations.  The Administrator’s determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Grant Agreements evidencing such Awards) need not be uniform and may be made by the Administrator selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

(d) Limited Liability.  To the maximum extent permitted by law, no member of the Administrator shall be liable for any action taken or decision made in good faith relating to the Plan or any Award.

(e) Indemnification.  To the maximum extent permitted by law and by the Company’s charter and by-laws, the members of the Administrator shall be indemnified by the Company in respect of all their activities under the Plan.

(f) Effect of Administrator’s Decision.  All actions taken and decisions and determinations made by the Administrator on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Administrator’s sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Company, its stockholders, any participants in the Plan and any other employee, consultant, or director of the Company, and their respective successors in interest.

4.	SHARES AVAILABLE FOR THE PLAN; MAXIMUM AWARDS

(a) Subject to adjustments as provided in Section 4(b) or Section 7(d) of the Plan, the number of shares of Common Stock available for Awards granted during the Company’s 2009 fiscal year on or after the Effective Date shall equal (a) 1,500,000 shares, plus (b) the Carryover Shares, and the number of shares of Common Stock available for Awards granted during any fiscal year of the Company after 2009 shall be equal to the Carryover Shares. For fiscal year 2009, “Carryover Shares” means 3,485,845 shares of Common Stock representing the excess of (x) the aggregate number of shares of Common Stock that were available for issuance under the Plan from its inception through December 31, 2008, over (y) the sum of the aggregate number of shares of Common Stock that were issued under the Plan prior to March 11, 2009 plus the aggregate number of shares subject to Awards outstanding as of March 11, 2009. For each fiscal year after 2009, “Carryover Shares” means the shares of Common Stock that were available for Awards, and which were not subject to any Awards, as of the last day of the preceding fiscal year. Notwithstanding the foregoing, in no event shall more than an aggregate of 15,000,000 shares of Common Stock be issued pursuant to Awards granted after 2008 that are intended to qualify as incentive stock options under Code section 422. The Company shall reserve a sufficient number of shares of Common Stock to satisfy outstanding Awards.

(b) If any Award, or portion of an Award, under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares of Common Stock are surrendered to the Company in connection with any Award (whether or not such surrendered shares were acquired pursuant to any Award), or if any shares are withheld by the Company, the shares subject to such Award and the surrendered and withheld shares shall thereafter be available for further Awards under the Plan; provided, however, that any such shares that are surrendered to or withheld by the Company in connection with any Award or that are otherwise forfeited after issuance shall not be available for purchase pursuant to incentive stock options intended to qualify under Code section 422. To the extent that any shares of Common Stock covered by an Award are not delivered to an Award holder because the Award is settled in cash, such shares shall not be deemed to have been issued for purposes of determining the maximum number of shares of Common Stock available for issuance under the Plan.

(c) The following additional maximums are imposed under the Plan, subject to adjustment in the event of a stock dividend of, or stock split or reverse stock split affecting, the Common Stock:

(i) The maximum number of shares of Common Stock that may be issued under the Plan in conjunction with stock awards under Section 6(d) or 6(e) of the Plan (relating to full-value stock awards and stock units) is 3,000,000 shares (measured from the Plan’s February 16, 2000 inception date); provided, however, that any shares of Common Stock that are forfeited back to the Company with respect to any such Awards shall be available for further Awards under Section 6(d) or 6(e) of the Plan.

(ii) Serving as a sublimit to the Plan limit specified in Section 4(c)(i) above, the maximum number of shares of Common Stock that may be issued from the Current Share Pool in conjunction with stock awards granted on or after the Effective Date under Section 6(d) or 6(e) of the Plan (relating to full-value stock awards and stock units) is 500,000 shares; provided, however, that any shares of Common Stock that are forfeited back to the Company with respect to any such Awards granted from the Current Share Pool shall be available for further Awards under Section 6(d) or 6(e) of the Plan.

(iii) The maximum number of shares of Common Stock subject to Awards of any combination that may be granted during any calendar year to any one person under this Plan is 2,000,000 shares; provided, however, that such per-person limit shall not be adjusted to effect a restoration of shares of Common Stock with respect to which the related Award is terminated, surrendered or canceled.

(iv) The maximum number of shares of Common Stock that may be subject to Awards granted under the Plan to any one person pursuant to Section 6(e) under a performance-based stock award is, in the aggregate, 1,000,000 shares during any 36-month period, and the maximum cash amount that may be payable in connection with an Award granted under the Plan to any one person pursuant to Section 6(e) under a performance-based stock award is the cash amount equal to the fair market value of the underlying shares.

5.	PARTICIPATION

Participation in the Plan shall be open to all employees, officers and directors of, and other individuals providing bona fide services to or for, the Company, or of any Affiliate of the Company, as may be selected by the Administrator from time to time. Non-employee directors of the Company shall be eligible to participate in the Plan only as provided in Section 6(b).

6.	AWARDS

The Administrator, in its sole discretion, establishes the terms of all Awards granted under the Plan. Awards may be granted individually or in tandem with other types of Awards. All Awards are subject to the terms and conditions provided in the Grant Agreement.

(a) Stock Options.  The Administrator may from time to time grant to eligible participants, other than non-employee directors of the Company, Awards of incentive stock options as that term is defined in Code section 422 or nonqualified stock options; provided, however, that Awards of incentive stock options shall be limited to employees of the Company or of any current or hereafter existing “parent corporation” or “subsidiary corporation,” as defined in Code sections 424(e) and (f), respectively, of the Company. All options granted under the Plan must have an exercise price at least equal to Fair Market Value as of the date of grant and no option granted under the Plan shall have a maximum term in excess of ten years. No stock option shall be an incentive stock option unless so designated by the Administrator at the time of grant or in the Grant Agreement evidencing such stock option.

(b)	Non-Employee Director Options.

(i) Each Non-Employee Director will receive, on the date that such person is first elected or appointed as a Director, an automatic grant of a nonqualified stock option to purchase 25,000 shares of Common Stock (“Initial Director Option”).

(ii) Each Non-Employee Director also will receive, on the day immediately following the date of each annual meeting of stockholders, an automatic grant of a nonqualified stock option to purchase 16,000 shares of Common Stock (“Annual Director Option”); provided that the Director is a member of the Board on the grant date.

(iii) Notwithstanding the provisions of Section 6(b)(ii) above, an Annual Director Option will not be granted to a Non-Employee Director with respect to an annual meeting of stockholders that gives rise to the Director’s Initial Director Option.

(iv) Each Initial Director Option and Annual Director Option shall (A) have a ten-year term; (B) have an exercise price for each share subject thereto equal to the Fair Market Value of the Common Stock on the grant date; (C) become vested and exercisable in equal monthly installments over the 36-month period that commences on the grant date provided that the option holder is a Director on the respective vesting date; (D) become fully vested and exercisable in the event that more than 50% of the outstanding Common Stock is acquired by a person or group of persons; (E) remain exercisable, to the extent vested, for a period of three months following termination of service as a Director or, if such termination is due to death or permanent and total disability, for a one-year period following termination of service, and shall terminate upon the expiration of such three-month or one-year period, as applicable; and (F) provide for payment of the exercise price via cash, check, tender of shares of Common Stock, or any combination thereof.

(c) Stock Appreciation Rights.  The Administrator may from time to time grant to eligible participants Awards of Stock Appreciation Rights (“SAR”). An SAR entitles the grantee to receive, subject to the provisions of the Plan and the Grant Agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one share of Common Stock over (B) the base price per share specified in the Grant Agreement, times (ii) the number of shares specified by the SAR, or portion thereof, which is exercised. The base price per share specified in the Grant Agreement shall not be less than the lower of the Fair Market Value on the grant date or the exercise price of any tandem stock option Award to which the SAR is related. No SAR shall have a term longer than ten years’ duration. Payment by the Company of the amount receivable upon any exercise of an SAR may be made by the delivery of Common Stock or cash, or any combination of Common Stock and cash, as determined in the sole discretion of the Administrator. If upon settlement of the exercise of an SAR a grantee is to receive a portion of such payment in shares of Common Stock, the number of shares shall be determined by dividing such portion by the Fair Market Value of a share of Common Stock on the exercise date. No fractional shares shall be used for such payment and the Administrator shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated.

(d) Stock Awards.  The Administrator may from time to time grant stock Awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine. A stock Award may be denominated in Common Stock or other securities, stock-equivalent units, securities or debentures convertible into Common Stock, or any combination of the foregoing and may be settled in Common Stock or other securities, in cash, or in a combination of Common Stock or other securities and cash, all as determined in the sole discretion of the Administrator. Stock Awards shall have a minimum three year pro-rated restriction period; provided, however, that a stock Award may have a restriction period of less than three years, but no less than one year, if the vesting of such Award is performance based, and provided, further, that a stock Award may be unrestricted if it is granted in lieu of salary or cash bonus and is reasonable in amount as determined in the sole discretion of the Administrator. A stock Award granted in the form of a stock-equivalent unit shall be credited to a bookkeeping reserve account solely for recordkeeping purposes, shall not require a segregation of any of the Company’s assets, and, except as otherwise provided in the applicable Grant Agreement, shall not convey upon the grantee any rights of a stockholder with respect to any shares of Common Stock represented by such stock-equivalent unit solely as a result of the grant of the Award.

(e) Performance Factors.  For purposes of ensuring that compensation arising from Awards granted under the Plan to officers and key employees of the Company is deductible as qualified performance-based compensation within the meaning of Code section 162(m), the Administrator may provide that the granting, vesting, right to exercise or lapse of restrictions associated with an Award (each, a “performance-based stock award”) is contingent upon the attainment of one or more preestablished, objective performance goals based on any, or any combination, of the following business criteria as it may apply to an individual, a business unit, a division, a subsidiary, or the Company: return on stockholder equity; return on investment; revenue; earnings before interest and taxes (“EBIT”); earnings before interest, taxes, depreciation and amortization (“EBITDA”); profits; stock price; earnings per share; cost containment; scientific development; product development; manufacturing capability; strategic alliances; or business development. Performance goals may include minimum, maximum, intermediate and target levels of performance, with the size of the performance-based stock award or the lapse of restrictions with respect thereto based on the level attained. A performance goal may be stated as an absolute value or as a value determined relative to prior performance, one or more indices, budget, one or more peer group companies, any other standard selected by the Administrator, or any combination thereof. The Administrator may, at its sole discretion, modify the measurement criteria as applied to performance-based stock awards to offset any unintended results arising from events not anticipated when the performance goals were established; provided, that such modifications may be made with respect to an award granted to any executive officer of the Company who is a “covered employee” within the meaning of Code section 162(m) only to the extent permitted by Code section 162(m). Notwithstanding anything in the Plan to the contrary, the Administrator is not authorized to waive or accelerate the lapse of restrictions on a performance-based stock award granted to an executive officer of the Company who is a “covered employee” within the meaning of Code section 162(m) except upon death, disability or a change of ownership or control of the Company.

7.	MISCELLANEOUS

(a) Withholding of Taxes. Grantees and holders of Awards shall pay to the Company or its Affiliate, or make provision satisfactory to the Administrator for payment of, any taxes required to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Company or its Affiliate may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the grantee or holder of an Award. In the event that payment to the Company or its Affiliate of such tax obligations is made in shares of Common Stock, such shares shall be valued at Fair Market Value on the applicable date for such purposes and shall not exceed the statutory minimum tax withholding requirement.

(b) Loans.  To the extent otherwise permitted by law, the Company or its Affiliate may make or guarantee loans to grantees to assist grantees in exercising Awards and satisfying any withholding tax obligations.

(c) Transferability.  Except as otherwise determined by the Administrator, and in any event in the case of an incentive stock option or a stock appreciation right granted with respect to an incentive stock option, no Award granted under the Plan shall be transferable by a grantee otherwise than by will or the laws of descent and distribution. Unless otherwise determined by the Administrator in accord with the provisions of the immediately preceding sentence, an Award may be exercised during the lifetime of the grantee, only by the grantee or, during the period the grantee is under a legal disability, by the grantee’s guardian or legal representative.

(d) Adjustments; Business Combinations.

(i) Subject to any required action by the Company (which shall be promptly taken) or its stockholders, and subject to the provisions of the Delaware General Corporation Law, if the outstanding Common Stock are increased or decreased or changed into or exchanged for a different number or kind of security by reason of any recapitalization, reclassification, stock split, reverse stock split, combination of shares, exchange of shares, stock dividend, or other distribution payable in capital stock, or other increase or decrease in such Common Stock is effected without receipt of consideration by the Company occurring after the date of grant of an

Award, a proportionate and appropriate adjustment shall be made in the number of shares of Common Stock underlying the Award and the exercise price, if any, so that the proportionate interest of the Award holder immediately following such event shall, to the extent practicable, be the same as immediately before such event. A commensurate change will be made to (A) the maximum number of shares reserved for issuance or with respect to which Awards may be granted under the Plan, (B) all other grant limits specified in Section 4 of the Plan, and (C) the number of shares covered by Initial Director Options and Annual Director Options, as provided in Section 6(b) of the Plan, to be granted after such event.

(ii) In addition to the adjustments covered under Section 7(d)(i) above, any Award may contain provisions to the effect that upon the occurrence of certain events, including a change in control of the Company (as defined by the Administrator in the Grant Agreement), any outstanding Awards not theretofore exercisable or free from restrictions, as the case may be, shall either immediately, or upon a further determination made by the Administrator at the time of the event, become fully exercisable or free from restrictions.

(iii) The Administrator will make the adjustments and determinations under Sections 7(d)(i) and 7(d)(ii), and its determination will be final, binding and conclusive.

(iv) Upon the dissolution or liquidation of the Company, or upon a reorganization, merger, or consolidation of the Company as a result of which the outstanding securities of the class of securities then subject to the Awards are changed into or exchanged for cash or property or securities not of the Company’s issue, or any combination thereof, or upon a sale of substantially all the property of the Company to, or the acquisition of shares of Common Stock representing more than eighty percent (80%) of the voting power of the shares of Common Stock then outstanding by, another corporation or person, the Awards shall terminate, unless provision be made in writing in connection with such transaction for the assumption of the Awards theretofore granted, or the substitution for such Awards of any awards covering the stock or securities of a successor employer corporation, or a parent or subsidiary thereof, with appropriate adjustments, as determined by the Administrator, as to the number and kind of shares of stock and prices, in which event the Awards shall continue in the manner and under the terms so provided. If an Award would otherwise terminate pursuant to the foregoing sentence, the holder of such Award shall have the right, at such time before the consummation of the transaction causing such termination as the Company shall reasonably designate, to exercise the unexercised portions of the Awards, including the portions thereof that would, but for this subsection, not yet be exercisable.

(e) Substitution of Awards in Mergers and Acquisitions.  Awards may be granted under the Plan from time to time in substitution for awards held by employees, officers, consultants or directors of entities who become or are about to become employees, officers, consultants or directors of the Company or an Affiliate solely as the result of a merger or consolidation of the employing entity with the Company or an Affiliate, or the acquisition by the Company or an Affiliate of the assets or stock of the employing entity. The terms and conditions of any substitute Awards so granted may vary from the terms and conditions set forth herein to the extent that the Administrator deems appropriate at the time of grant to conform the substitute Awards to the provisions of the awards for which they are substituted. To the extent permitted under applicable law and exchange rules, any Awards granted pursuant to this Section 7(e) shall not reduce the number of shares available for issuance pursuant to Section 4.

(f) Termination, Amendment and Modification of the Plan.  The Board may terminate, amend or modify the Plan or any portion thereof at any time without shareholder approval to the fullest extent permitted by the Exchange Act and the rules and regulations thereunder and the rules of the principal securities exchange upon which the shares of Common Stock are listed for trade; provided, however, that no termination, amendment, or modification of the Plan may materially adversely affect any Award previously granted hereunder, unless the written consent of the holder of such Award is obtained. Except as otherwise determined by the Board, termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

(g) Non-Guarantee of Employment or Service.  Nothing in the Plan or in any Grant Agreement thereunder shall confer any right on an individual to continue in the service of the Company or shall interfere in any way with the right of the Company to terminate such service at any time with or without cause or notice.

(h) No Trust or Fund Created.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a grantee or any other person. To the extent that any grantee or other person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(i) Governing Law.  The validity, construction and effect of the Plan, of Grant Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Administrator relating to the Plan or such Grant Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of Delaware, without regard to its conflict of laws principles.

(j) 409A Savings Clause.  The Plan and all Awards granted hereunder are intended to comply with, or otherwise be exempt from, Code section 409A. The Plan and all Awards granted under the Plan shall be administered, interpreted, and construed in a manner consistent with Code section 409A to the extent necessary to avoid the imposition of additional taxes under Code section 409A(a)(1)(B). Should any provision of the Plan, any Award Agreement, or any other agreement or arrangement contemplated by the Plan be found not to comply with, or otherwise be exempt from, the provisions of Code section 409A, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Administrator, and without the consent of the holder of the Award, in such manner as the Administrator determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Code section 409A. Notwithstanding anything in the Plan to the contrary, in no event shall the Administrator exercise its discretion to accelerate the payment or settlement of an Award where such payment or settlement constitutes deferred compensation within the meaning of Code section 409A unless, and solely to the extent, that such accelerated payment or settlement is permissible under Treasury Regulation section 1.409A-3(j)(4) or any successor provision.

(k) Effective Date; Termination Date.  The Plan initially became effective February 16, 2000. The Plan, as amended and restated herein, is effective as of the date on which it is approved by the stockholders of the Company. No Award shall be granted under the Plan after the close of business on February 15, 2015. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

Annex B

HUMAN GENOME SCIENCES, INC.
EMPLOYEE STOCK PURCHASE PLAN

(As Amended and Restated Effective as of January 1, 2009)

This Human Genome Sciences, Inc. Employee Stock Purchase Plan (this “PLAN”) provides eligible employees of Human Genome Sciences, Inc. (the “CORPORATION”) and certain of its subsidiaries with opportunities to purchase shares of the Corporation’s Common Stock, $0.01 par value per share (the “COMMON STOCK”). The Plan is intended to benefit the Corporation by increasing the employees’ interest in the Corporation’s growth and success and encouraging employees to remain in the employ of the Corporation or its participating subsidiaries. The Plan is intended to constitute an “employee stock purchase plan” within the meaning of section 423 of the Internal Revenue Code of 1986, as amended (the “CODE”), and shall be so applied and interpreted.

1. Shares Subject to the Plan.  Subject to adjustment as provided herein, the aggregate number of shares of Common Stock that may be made available for purchase under the Plan on or after January 1, 2009, is the sum of 1,000,000 shares plus the number of shares of Common Stock remaining available for purchase under the Plan after fulfillment of the exercise of Options at the close of the Option Period that ends December 31, 2008. The shares purchased under the Plan may, in the discretion of the Board of Directors of the Corporation (the “BOARD”), be authorized but unissued shares of Common Stock, shares purchased on the open market, or shares from any other proper source.

2. Administration.  The Plan will be administered by the Board or by a committee appointed by the Board (the “ADMINISTRATOR”). The Administrator has authority to interpret the Plan, to make, amend and rescind all rules and regulations for the administration and operation of the Plan, and to make all other determinations necessary or desirable in administering and operating the Plan, all of which will be final and conclusive. No member of the Administrator shall be liable for any action or determination made in good faith with respect to the Plan.

3. Eligibility.  All employees of the Corporation, including directors who are employees, and all employees of any subsidiary of the Corporation (as defined in Code section 424(f)), now or hereafter existing, that is designated by the Administrator from time to time as a participating employer under the Plan (a “DESIGNATED SUBSIDIARY”), are eligible to participate in the Plan, subject to such further eligibility requirements as may be specified by the Administrator consistent with Code section 423.

4. Options to Purchase Common Stock.

(a) Options (“OPTIONS”) will be granted pursuant to the Plan to each eligible employee on the first day on which The Nasdaq Stock Market (“NASDAQ”) is open for trading (“TRADING DAY”) on or after January 1 of each year commencing on or after the Effective Date (as defined in Section 18), or such other date specified by the Administrator. Each Option will terminate on the last Trading Day of a period specified by the Administrator (each such period referred to herein as an “OPTION PERIOD”). No Option Period shall be longer than 27 months in duration. Unless the Administrator determines otherwise, subsequent Option Periods of equal duration will follow consecutively thereafter, each commencing on the first Trading Day immediately after the expiration of the preceding Option Period.

(b) An individual must be employed as an eligible employee by the Corporation or a Designated Subsidiary on the first Trading Day of an Option Period in order to be granted an Option for that Option Period. However, the Administrator may designate any subsequent Trading Day(s) (each such designated Trading Day referred to herein as an “INTERIM TRADING DAY”) in an Option Period upon which Options will be granted to eligible employees who first commence employment with, or first become eligible employees of, the Corporation or a Designated Subsidiary after the first Trading Day of the Option Period. In such event, the Interim Trading Day shall constitute the first Trading Day of the Option Period for all Options granted on such day for all purposes under the Plan.

(c) Each Option represents a right to purchase on the last Trading Day of the Option Period or on one or more Trading Days within the Option Period designated by the Administrator (each such designated Trading Day and the last Trading Day of the Option Period, a “PURCHASE DATE”), at the Purchase Price hereinafter provided for, shares of Common Stock up to such maximum number of shares specified by the Administrator on or before the first day of the Option Period. All eligible employees granted Options under the Plan for an Option Period shall have the same rights and privileges with respect to such Options. The purchase price of each share of Common Stock (the “PURCHASE PRICE”) subject to an Option will be determined by the Administrator, in its discretion, on or before the beginning of the Option Period; provided, however, that the Purchase Price for an Option with respect to any Option Period shall never be less than the lesser of 85 percent of the Fair Market Value of the Common Stock on (i) the first Trading Day of the Option Period or (ii) the Purchase Date, and shall never be less than the par value of the Common Stock.

(d) For purposes of the Plan, “FAIR MARKET VALUE” on a Trading Day means the average of the high and low sale prices per share of Common Stock as reflected on the principal consolidated transaction reporting system for securities listed on any national securities exchange or other market quotation system on which the Common Stock may be principally listed or quoted or, if there are no transactions on a Trading Day, then such average for the preceding Trading Day upon which transactions occurred.

(e) Notwithstanding any provision in this Plan to the contrary, no employee shall be granted an Option under this Plan if such employee, immediately after the Option would otherwise be granted, would own 5% or more of the total combined voting power or value of the stock of the Corporation or any subsidiary. For purposes of the preceding sentence, the attribution rules of Code section 424(d) will apply in determining the stock ownership of an employee, and all stock which the employee has a contractual right to purchase will be treated as stock owned by the employee.

(f) Notwithstanding any provision in this Plan to the contrary, no employee may be granted an Option which permits his rights to purchase Common Stock under this Plan and all other stock purchase plans of the Corporation and its subsidiaries to accrue at a rate which exceeds $25,000 of the fair market value of such Common Stock (determined at the time such Option is granted) for each calendar year in which the Option is outstanding at any time, as required by Code section 423.

5. Payroll Deductions and Cash Contributions.  To facilitate payment of the Purchase Price of Options, the Administrator, in its discretion, may permit eligible employees to authorize payroll deductions to be made on each payday during the Option Period, and/or to contribute cash or cash-equivalents to the Corporation, up to a maximum amount determined by the Administrator. The Corporation will maintain bookkeeping accounts for all employees who authorize payroll deduction or make cash contributions. Interest will not be paid on any employee accounts, unless the Administrator determines otherwise. The Administrator shall establish rules and procedures, in its discretion, from time to time regarding elections to authorize payroll deductions, changes in such elections, timing and manner of cash contributions, and withdrawals from employee accounts. Amounts credited to employee accounts on the Purchase Date will be applied to the payment of the Purchase Price of outstanding Options pursuant to Section 6 below.

6. Exercise of Options; Purchase of Common Stock.  Options shall be exercised at the close of business on the Purchase Date. In accordance with rules established by the Administrator, the Purchase Price of Common Stock subject to an Option shall be paid (i) from funds credited to an eligible employee’s account, (ii) by a broker-assisted cashless exercise in accordance with Regulation T of the Board of Governors of the Federal Reserve System, or (iii) by such other method as the Administrator shall determine from time to time. Options shall be exercised only to the extent the purchase price is paid with respect to whole shares of Common Stock, unless the Administrator otherwise provides. Any balance remaining in an employee’s account on a Purchase Date after such purchase of Common Stock will be, in the Administrator’s sole discretion, either promptly refunded or carried forward automatically into the employee’s account for the next Purchase Date or Option Period, as applicable.

7. Issuance of Certificates.  As soon as practicable following each Purchase Date, certificates representing shares of Common Stock purchased under the Plan will be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or (in the Administrator’s sole discretion) in the street name of a brokerage firm, bank or other nominee holder designated by the employee or the Administrator. In the alternative, the Administrator may provide for uncertificated, book entry issuance of the shares of Common Stock purchased under the Plan.

8. Rights on Retirement, Death, Termination of Employment, or Termination of Status as Eligible Employee.  In the event of an employee’s termination of employment or termination of status as an eligible employee prior to a Purchase Date (whether as a result of the employee’s voluntary or involuntary termination, retirement, death or otherwise), any outstanding Option granted to him will immediately terminate, no further payroll deduction will be taken from any pay due and owing to the employee and the balance in the employee’s account will be paid to the employee or, in the event of the employee’s death, (a) to the executor or administrator of the employee’s estate or (b) if no such executor or administrator has been appointed to the knowledge of the Administrator, to such other person(s) as the Administrator may, in its discretion, designate. If, prior to a Purchase Date, the Designated Subsidiary by which an employee is employed will cease to be a subsidiary of the Corporation, or if the employee is transferred to a subsidiary of the Corporation that is not a Designated Subsidiary, the employee will be deemed to have terminated employment for the purposes of this Plan.

9. Optionees Not Stockholders.  Neither the granting of an Option to an employee nor the deductions from his pay will constitute such employee a stockholder of the shares of Common Stock covered by an Option under this Plan until such shares have been purchased by and issued to him.

10. Options Not Transferable.  Options under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee’s lifetime only by the employee.

11. Withholding of Taxes.  To the extent that a participating employee realizes ordinary income in connection with the purchase, sale or other transfer of any shares of Common Stock purchased under the Plan or the crediting of interest to the employee’s account, the Corporation may withhold amounts needed to cover such taxes from any payments otherwise due and owing to the participating employee or from shares that would otherwise be issued to the participating employee hereunder. Any participating employee who sells or otherwise transfers shares purchased under the Plan must, within 30 days of such sale or transfer, notify the Corporation in writing of the sale or transfer.

12. Application of Funds.  All funds received or held by the Corporation under the Plan may be used for any corporate purpose until applied to the purchase of Common Stock and/or refunded to participating employees and can be commingled with other general corporate funds. Participating employees’ accounts will not be segregated.

13. Effect of Changes in Capitalization.

(a) Changes in Stock.  If the number of outstanding shares of Common Stock is increased or decreased or the shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Corporation by reason of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend, or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Corporation occurring after the effective date of the Plan, the number and kind of shares that may be purchased under the Plan shall be adjusted proportionately and accordingly by the Corporation. In addition, the number and kind of shares for which Options are outstanding shall be similarly adjusted so that the proportionate interest, if any, of a participating employee immediately following such event shall, to the extent practicable, be the same as immediately prior to such event. Any such adjustment in outstanding Options shall not change the aggregate Purchase Price payable by a participating employee with respect to shares subject to such Options, but shall include a corresponding proportionate adjustment in the Purchase Price per share.

(b) Reorganization in Which the Corporation Is the Surviving Corporation.  Subject to Subsection (c) of this Section 13, if the Corporation shall be the surviving corporation in any reorganization, merger or consolidation of the Corporation with one or more other corporations, all outstanding Options under the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Common Stock subject to such Options would have been entitled immediately following such reorganization, merger or consolidation, with a corresponding proportionate adjustment of the Purchase Price per share so that the aggregate Purchase Price thereafter shall be the same as the aggregate Purchase Price of the shares subject to such Options immediately prior to such reorganization, merger or consolidation.

(c) Reorganization in Which the Corporation Is Not the Surviving Corporation or Sale of Assets or Stock.  Upon any dissolution or liquidation of the Corporation, or upon a merger, consolidation or reorganization of the Corporation with one or more other corporations in which the Corporation is not the surviving corporation, or upon a sale of all or substantially all of the assets of the Corporation to another corporation, or upon any transaction (including, without limitation, a merger or reorganization in which the Corporation is the surviving corporation) approved by the Board that results in any person or entity owning more than 50 percent of the combined voting power of all classes of stock of the Corporation, the Plan and all Options outstanding hereunder shall terminate, except to the extent provision is made in writing in connection with such transaction for the continuation of the Plan and/or the assumption of the Options theretofore granted, or for the substitution for such Options of new Options covering the stock of a successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and exercise prices, in which event the Plan and Options theretofore granted shall continue in the manner and under the terms so provided. In the event of any such termination of the Plan, the Option Period shall be deemed to have ended on the last Trading Day prior to such termination, and, unless the Administrator determines otherwise in its discretion, each participating employee shall have the ability to choose either to (i) have all monies then credited to such employee’s account (including interest, to the extent any has accrued) returned to such participating employee or (ii) exercise his Options in accordance with Section 6 on such last Trading Day; provided, however, that if a participating employee does not exercise his right of choice, his Options shall be deemed to have been automatically exercised in accordance with Section 6 on such last Trading Day. The Administrator shall send written notice of an event that will result in such a termination to all participating employees not later than the time at which the Corporation gives notice thereof to its stockholders.

(d) Adjustments.  Adjustments under this Section 13 related to stock or securities of the Corporation shall be made by the Administrator, whose determination in that respect shall be final, binding, and conclusive.

(e) No Limitations on Corporation.  The grant of an Option pursuant to the Plan shall not affect or limit in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

14. Amendment of the Plan.  The Board may at any time, and from time to time, amend this Plan in any respect, except that (a) if the approval of any such amendment by the stockholders of the Corporation is required by Code section 423, such amendment will not be effected without such approval, and (b) in no event may any amendment be made which would cause the Plan to fail to comply with Code section 423 unless expressly so provided by the Board.

15. Insufficient Shares.  In the event that the total number of shares of Common Stock specified in elections to be purchased under any Option plus the number of shares purchased under all Options previously granted under this Plan exceeds the maximum number of shares issuable under this Plan on the applicable Purchase Date, the Administrator will allot the shares then available on a pro rata basis. Any funds then remaining in a participating employee’s account after purchase of the employee’s pro-rata number of shares will be refunded.

16. Termination of the Plan.  This Plan may be terminated at any time by the Board. Except as otherwise provided in Section 13(c) hereof, upon termination of this Plan all outstanding Options shall immediately terminate and amounts in the employees’ accounts will be promptly refunded.

17. Governmental Regulations.

(a) The Corporation’s obligation to sell and deliver Common Stock under this Plan is subject to listing on a national stock exchange or quotation on Nasdaq and the approval of all governmental authorities required in connection with the authorization, issuance or sale of such stock.

(b) The Plan will be governed by the laws of the State of Delaware, without regard to the conflict of laws principles thereof, except to the extent that such law is preempted by federal law.

18. Effective Date.  The Plan became effective as of July 1, 2000 (the “EFFECTIVE DATE”) and shall continue in effect, as amended and restated herein, until further amended or terminated by the Board.

C/O AMERICAN STOCK TRANSFER
& TRUST COMPANY
59 MAIDEN LANE
NEW YORK, NY 10038
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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
HMGSC1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HUMAN GENOME SCIENCES, INC.			For	Withhold	For All	To withhold authority to for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Board of Directors recommends a vote “FOR” the nominees for director listed below and “FOR” proposals 2, 3 and 4.			All	All	Except
Vote On Directors
1.	Election of Directors		O	O	O
Nominees:
	01) Richard J. Danzig	06) John L. LaMattina, Ph.D.
	02) Jürgen Drews, M.D.	07) Augustine Lawlor
	03) Maxine Gowen, Ph.D.	08) David P. Southwell
	04) Tuan Ha-Ngoc	09) H. Thomas Watkins
	05) A.N. “Jerry” Karabelas, Ph.D.	10) Robert C. Young, M.D.

This proxy, when properly executed, will be voted in the manner directed herein by the stockholder. If no direction is made, this proxy will be voted “FOR” the election of the nominees and “FOR” proposals 2, 3 and 4.

Vote On Proposals			For	Against	Abstain
2.	To approve the Company’s Amended and Restated Stock Incentive Plan.		O	O	O

3.	To approve an amendment and restatement of the Company’s Employee Stock Purchase Plan.		O	O	O
Please sign, date and promptly return this proxy in the enclosed envelope. No postage is required if mailed within the United States. (If you submit your proxy by telephone or Internet, do not return your proxy card.)

4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.		O	O	O
Note:   Please sign exactly as your name appears hereon. If the shares are in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should give their full titles. If a signatory is a corporation, please give the full corporate name and have a duly authorized officer sign, stating his or her title. If a signatory is a partnership, please sign in partnership name by an authorized person.

5.	To act upon such other matters which may properly come before the 2009 Annual Meeting of Stockholders or any adjournment or postponement thereof.
			Yes	No

Please indicate if you plan to attend this meeting.			O	O

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annual Meeting of Stockholders
HUMAN GENOME SCIENCES, INC.
May 6, 2009
Please date, sign and mail your proxy card back as soon as possible or submit your proxy by telephone or Internet.
If you submit your proxy by telephone or Internet, do not return your proxy card.
*    *    *
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HMGSC2

HUMAN GENOME SCIENCES, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 6, 2009
     The undersigned hereby appoints JAMES H. DAVIS, Ph.D., J.D., and TIMOTHY C. BARABE, and each of them, with full power of substitution to each, as attorneys and proxies of the undersigned, to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Human Genome Sciences, Inc. (the “Company”) to be held at the Gaithersburg Marriott Washingtonian Center, 9751 Washingtonian Boulevard, Gaithersburg, Maryland 20878 on Wednesday, May 6, 2009 at 9:30 a.m., local time, and at any adjournment or postponement thereof, upon and in respect of the matters listed on the reverse side, and in accordance with the instructions indicated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.
     The undersigned hereby acknowledges receipt of a copy of the Company’s 2008 Annual Report and Notice of 2009 Annual Meeting of Stockholders and Proxy Statement relating to such Annual Meeting. The undersigned revokes all prior proxies given for said Annual Meeting and any adjournment or postponement thereof.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IT MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY SENDING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY, BY DELIVERING TO THE COMPANY A DULY EXECUTED PROXY BEARING A LATER DATE OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.
THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE PERSON(S) SIGNING IT. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES INDICATED AND “FOR” THE OTHER PROPOSALS.
(Continued on other side)